Exhibit 2.1

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

BY AND AMONG

BIODEL INC.,

ALBIREO LIMITED

AND

THE SELLERS LISTED ON SCHEDULE I HERETO

Dated as of July 13, 2016

TABLE OF CONTENTS Article 1 THE ACQUISITION
1.1	The Acquisition	A-2
1.2	Closing	A-2
1.3	Directors and Officers	A-2
1.4	Company Name Change	A-2
1.5	Albireo Securities	A-3
1.6	Investor Subscription	A-3
1.7	Albireo Loan Notes	A-4
1.8	Preliminary Consents and Associated Acknowledgments of Sellers	A-5
1.9	Delivery of Certificates	A-6
1.10	Power of Attorney	A-7
1.11	No Further Rights	A-8
1.12	Additional Actions	A-8

Article 2

REPRESENTATIONS AND WARRANTIES OF ALBIREO

2.1	Organization and Qualification; Charter Documents	A-8
2.2	Capital Structure	A-9
2.3	Authority; Non-Contravention; Approvals	A-10
2.4	Albireo Financial Statements; No Undisclosed Liabilities	A-11
2.5	Absence Of Certain Changes Or Events	A-12
2.6	Taxes	A-12
2.7	Intellectual Property	A-13
2.8	Compliance with Legal Requirements	A-16
2.9	Legal Proceedings; Orders	A-18
2.10	Brokers’ and Finders’ Fees	A-18
2.11	Employee Benefit Plans	A-18
2.12	Title to Assets	A-20
2.13	Environmental Matters	A-20
2.14	Labor Matters	A-21
2.15	Albireo Contracts	A-21
2.16	Books And Records	A-22
2.17	Insurance	A-22
2.18	Suppliers; Effect Of Transaction	A-23
2.19	Government Contracts	A-23
2.20	Interested Party Transactions	A-23
2.21	Disclosure; Company Information	A-23
2.22	Ownership of Company Capital Stock	A-23

Article 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Organization and Qualification; Charter Documents	A-24
3.2	Capital Structure	A-25

A-i

3.3	Authority; Non-Contravention; Approvals	A-26
3.4	Anti-Takeover Statutes Not Applicable	A-27
3.5	SEC Filings; Company Financial Statements; No Undisclosed Liabilities	A-27
3.6	Absence Of Certain Changes Or Events	A-28
3.7	Taxes	A-28
3.8	Intellectual Property	A-29
3.9	Compliance with Legal Requirements	A-29
3.10	Legal Proceedings; Orders	A-29
3.11	Brokers’ and Finders’ Fees	A-30
3.12	Employee Benefit Plans	A-30
3.13	Real Property	A-31
3.14	Environmental Matters	A-31
3.15	Labor Matters	A-32
3.16	Company Contracts	A-33
3.17	Books and Records	A-34
3.18	Insurance	A-34
3.19	Opinion of Financial Advisor	A-35
3.20	Shell Company Status	A-35
3.21	Government Contracts	A-35
3.22	Disclosure; Company Information	A-35

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Ownership of Albireo Capital Stock and Loan Notes	A-35
4.2	Authority; Non-Contravention.	A-36
4.3	Tax Matters	A-36
4.4	Disclosure; Seller Information	A-36
4.5	Ownership of Company Capital Stock	A-36

Article 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1	Conduct of Company Business	A-37
5.2	Conduct of Albireo Business	A-39

Article 6

ADDITIONAL AGREEMENTS

6.1	Proxy Statement	A-41
6.2	Company Stockholders’ Meeting	A-41
6.3	Access to Information; Confidentiality	A-43
6.4	Regulatory Approvals and Related Matters	A-43
6.5	Director Indemnification and Insurance	A-44
6.6	Notification of Certain Matters	A-45
6.7	Public Announcements	A-45
6.8	Conveyance Taxes	A-46
6.9	Board of Directors	A-46
6.10	Non-Solicitation by Company and Albireo	A-46

A-ii

6.11	Restrictions on Transfer; Lock-up	A-48
6.12	Joinder Agreements	A-49
6.13	Listing; Symbol	A-50
6.14	Section 16 Compliance	A-50
6.15	Albireo Options and Albireo Warrants	A-50
6.16	Allocation Certificate	A-51
6.17	Employee Matters	A-51
6.18	Disclosure Schedules	A-51
6.19	Tax Cooperation	A-52
6.20	Legends	A-52

Article 7

CONDITIONS TO THE Closing

7.1	Conditions to Obligation of Each Party to Effect the Acquisition	A-52
7.2	Additional Conditions to Obligations of Albireo and Sellers	A-53
7.3	Additional Conditions to Obligations of Company	A-54

Article 8

TERMINATION

8.1	Termination	A-55
8.2	Effect Of Termination	A-57
8.3	Expenses; Termination Fees	A-57

Article 9

GENERAL PROVISIONS

9.1	Notices	A-58
9.2	Amendment	A-59
9.3	Headings	A-59
9.4	Severability	A-59
9.5	Entire Agreement	A-59
9.6	Successors and Assigns	A-59
9.7	Parties In Interest	A-60
9.8	Waiver	A-60
9.9	Remedies Cumulative; Specific Performance	A-60
9.10	Governing Law; Venue; Waiver of Jury Trial	A-60
9.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	A-61
9.12	Attorney Fees	A-61
9.13	Cooperation	A-61
9.14	Limited Survival of Representations and Warranties	A-61
9.15	Construction.	A-61

A-iii

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Lock-up Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Deed of Termination – 2015 Convertible Loan Agreement
Exhibit E	Form of Deed of Termination – Shareholders Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Closing Articles of Association
Exhibit H	Interim Articles of Association

A-iv

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SHARE EXCHANGE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit C:	Form of Voting Agreement

Exhibit D:	Form of Deed of Termination – 2015 Convertible Loan Agreement

Exhibit E:	Form of Deed of Termination – Shareholders Agreement

Exhibit F:	Form of Joinder Agreement

Exhibit G:	Closing Articles of Association

Exhibit H:	Interim Articles of Association

Biodel Disclosure Schedule

Part 1.5 – Company Securities

Part 3.1 – Organization and Qualification; Charter Documents

Part 3.2 – Capital Structure

Part 3.5 – SEC Filings; Company Financial Statements; No Undisclosed Liabilities

Part 3.6 – Absence of Certain Changes or Events

Part 3.9 – Compliance with Legal Requirements

Part 3.10 – Legal Proceedings; Orders

Part 3.11 – Brokers’ and Finders’ Fees

Part 3.12 – Employee Benefit Plans

Part 3.13 – Real Property

Part 3.15 – Labor Matters

Part 3.16 – Company Contracts

Part 3.18 – Insurance

Part 5.1 – Conduct of Company Business

Part 7.2 – Conditions to Closing

Part A – Prepaid Company Expenses

Albireo Disclosure Schedule

Schedule 1.5 – Albireo Securities

Schedule 2.1 – Organization and Qualification; Charter Documents

Schedule 2.2 – Capital Structure

Schedule 2.3 – Authority; Non-Contravention; Approvals

Schedule 2.4 – Albireo Financial Statements; No Undisclosed Liabilities

Schedule 2.5 – Absence of Certain Changes or Events

Schedule 2.6 – Taxes

Schedule 2.7 – Intellectual Property

Schedule 2.8 – Compliance with Legal Requirements

Schedule 2.9 – Legal Proceedings; Orders

Schedule 2.10 – Brokers’ and Finders’ Fees

Schedule 2.11 – Employee Benefit Plans

Schedule 2.12 – Title to Assets

Schedule 2.13 – Environmental Matters

Schedule 2.14 – Labor Matters

Schedule 2.15 – Albireo Contracts

Schedule 2.16 – Books and Records

Schedule 2.17 – Insurance

A-v

Schedule 2.18 – Suppliers; Effect of Transaction

Schedule 2.19 – Government Contracts

Schedule 2.20 – Interested Party Transactions

Schedule 4.1 – Ownership of Albireo Capital Stock and Loan Notes

Schedule 5.2 – Conduct of Albireo Business

Schedule 7.3(c) – Additional Conditions to Obligations of Company

Schedule A – Part A

Biodel Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Biodel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

A-vi

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT, made and entered into as of July 13, 2016 (this “Agreement”), amends and restates the Share Exchange Agreement made and entered into as of May 24, 2016 (such agreement, the “Original Agreement” and such date, the “Original Agreement Date”), by and among Biodel Inc., a Delaware corporation (“Company”), Albireo Limited, a company registered in England and Wales with company number 06445879 (“Albireo”), and the Persons listed on Schedule I hereto (including each Person, if any, who executes a Joinder Agreement as contemplated by Sections 6.11 and 6.12) (“Sellers”)) pursuant to Section 9.2 of the Original Agreement. Albireo, Company and each Seller are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers own all of the issued shares in the capital, and Loan Notes that are convertible into shares in the capital, of Albireo;

WHEREAS, Sellers desire to sell to Company, and Company desires to purchase from Sellers, all of the issued shares in the capital of Albireo, or in the case of the Sellers who are Loan Note Holders, shares in the capital of Albireo into which their Loan Notes will be converted, on the terms and conditions set forth herein;

WHEREAS, the board of directors of Company (i) has determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its stockholders, (ii) has approved, adopted and declared advisable this Agreement, the transactions contemplated by this Agreement and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Approval Matters;

WHEREAS, after the Company Stockholder Approval, but prior to the Closing, all of the issued Albireo Pre-Conversion Shares shall be converted (the “Share Conversion”) into a single class of ordinary shares of Albireo (the “Albireo Shares”);

WHEREAS, as a condition to the willingness of Albireo and Sellers to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Schedule II, and each Company Stockholder affiliated with any such Person, is entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Company Lock-up Agreements”) concurrently with the execution and delivery of this Agreement; and

WHEREAS, as a condition to the willingness of Albireo and Sellers to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers and directors of Company and each Company stockholder affiliated with any such officer or director, in each case listed on Schedule III, is entering into a voting agreement in substantially the form of Exhibit C attached hereto (the “Company Voting Agreement”), in favor of Albireo and Sellers, pursuant to which the officers, directors and stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE ACQUISITION

1.1    The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and convey to Company, and Company shall purchase from Sellers, all of the issued Albireo Shares free from all Encumbrances. The Albireo Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on Albireo Shares after Closing. The Company shall not be obliged to complete the purchase and sale of the Albireo Shares unless the purchase and sale of all the Albireo Shares is completed simultaneously. Each Seller hereby waives any rights of pre-emption or other restrictions on transfer in respect of the Albireo Shares, whether conferred by Albireo’s Organizational Documents or otherwise, in respect of the transfers contemplated by this Agreement. The purchase and sale of the Albireo Shares is referred to in this Agreement as the “Acquisition.”

1.2    Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 8.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 7 of this Agreement, the consummation of the Acquisition (the “Closing”) will take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199, as soon as possible (but in any event no later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Albireo and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3    Directors and Officers. Unless otherwise determined by Albireo and Company, the Parties will take all action such that:

(a)    the board of directors of Company immediately following the Closing will consist of two (2) members identified as “Company Appointees” on Schedule IV (the “Company Appointees”) and five (5) members to be identified by Albireo to Company as “Albireo Appointees” no later than five (5) Business Days prior to filing the Proxy Statement (the “Albireo Appointees”) until such time as their respective successors are duly elected or appointed; and

(b)    no later than five (5) Business Days prior to filing of the Proxy Statement, Albireo will identify to Company’s board of directors, and prior to the Closing, Company’s board of directors will appoint, effective as of the Closing, the Persons who will serve as the officers of Company immediately following the Closing.

1.4    Company Name Change. Unless otherwise determined by Albireo, Company and Albireo will take any and all action necessary to change the Company’s name to “Albireo Pharma, Inc.” effective immediately following the Closing.

1.5    Albireo Securities.

(a)    Albireo Shares. Each Albireo Share issued immediately prior to the Closing will be sold to the Company by the Seller that owns such Albireo Share in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock as is equal to the Exchange Ratio, rounded to the nearest whole share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such Seller) (the “Acquisition Consideration”).

(b)    Albireo Options and Albireo Warrants. Each Albireo Option and Albireo Warrant that is outstanding and unexercised immediately prior to the Closing will be treated in accordance with Section 6.15.

(c)    Adjustments to Exchange Ratio. The Exchange Ratio will be calculated in the manner described in the definition of “Exchange Ratio” on Exhibit A hereto and will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (provided, however, that no adjustment to the Exchange Ratio will be made in connection with the Company Reverse Stock Split), stock dividend (including any dividend or distribution of securities convertible into Albireo Authorized Share Capital or Company Common Stock), reorganization, recapitalization or other like change with respect to issued Albireo Capital Stock or Company Common Stock occurring after the Original Agreement Date and prior to the Closing. As soon as practicable after the Determination Date, each of Company and Albireo shall deliver to the other, (i) bank and/or other statements of investments evidencing such Party’s cash and cash equivalents as of the Determination Date, (ii) a certificate from a duly authorized officer or director, as applicable, certifying to each individual component of the calculation of the Company Net Cash and Albireo Net Cash, as applicable, as of the Determination Date and (iii) written confirmation from each Person listed on Part 1.5(c) of the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, of the aggregate amount payable by the Acquiring Companies or the Albireo Companies, as applicable, to satisfy all obligations to such Person as of the Determination Date and a good faith estimate of any additional amounts expected to be incurred by such Person between the Determination Date and the Closing Date in respect of services provided in connection with the transactions contemplated by this Agreement.

(d)    No Fractional Shares. No fractional shares of Company Common Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of Company Common Stock will be issued. Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Company with respect to any such fractional shares of Company Common Stock that would have otherwise been issued to such Seller.

(e)    Share Conversion. Conditional upon the Company Stockholder Approval, each Seller hereby irrevocably agrees to the Share Conversion upon the terms described herein, which shall be deemed to occur immediately after the completion of the Investor Subscription and immediately prior to the Closing.

1.6    Investor Subscription. The Investors shall, and hereby do (subject to this Section 1.6) irrevocably, subscribe in cash for, and Albireo shall allot and issue fully paid to each Investor, such number of Series C Preference Shares set opposite each Investor’s name in Schedule V at a price of $1.03 per Series C Preference Share (the “Investor Subscription”). The aggregate sum due from each Investor (as set opposite its name in Schedule V) shall be paid by such Investor in sufficient time so as to be received, in cleared funds, prior to the earlier of (a) the Share Conversion and (b) the second (2nd) Business Day after the date of the Company Stockholders’ Meeting in an account identified by Albireo to the Investors, no later than ten (10) days prior to the date of the Company Stockholders’ Meeting. Completion of the subscription of the Series C Preference Shares provided for in this Section 1.6 shall be conditional upon the receipt by Albireo of the applicable payment from each Investor, Company Stockholder Approval and completion of the Loan Note Conversion, and shall be deemed to occur immediately prior to the Share Conversion (which shall be deemed to occur immediately prior to the Closing). Albireo will not be obliged to issue share certificates to the Investors in respect of the Series C Preference Shares being issued as a consequence of the subscription provided for in this Section 1.6 (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion).

1.7    Albireo Loan Notes.

(a)    Capitalized terms used in this Section 1.7(a) and not otherwise defined have the respective meanings ascribed in the 2014 Loan Note Instrument. On the Closing Date and immediately prior to the issuance of the Series C Preference Shares pursuant to Section 1.6, the 2014 Loan Notes shall automatically convert into fully paid Series C Preference Shares in accordance with the terms of Schedule 3 to the 2014 Loan Note Instrument and the terms described below (the “2014 Loan Note Conversion”). Albireo and the 2014 Loan Note Holders, by their execution and delivery of this Agreement as a Seller, hereby irrevocably agree and acknowledge as follows with respect to the 2014 Loan Note Conversion:

(i)    the applicable Conversion Price (as such term is used in Schedule 3 to the 2014 Loan Note Instrument) shall be an amount equal to €0.7491;

(ii)    this Agreement shall constitute due notice by Albireo of a Fund Raising in accordance with the terms of paragraph 3, of Part 1 of Schedule 3 to the 2014 Loan Note Instrument;

(iii)    due authority has been given by a Board Majority of Albireo as required pursuant to paragraph 1, of Part 1 of Schedule 3 to the 2014 Loan Note Instrument;

(iv)    Albireo shall not be obliged to issue share certificates to the 2014 Loan Notes Holders in respect of the Series C Preference Shares being issued as a consequence of the 2014 Loan Note Conversion (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion);

(v)    each 2014 Loan Note Holder undertakes to Albireo that it will, prior to the 2014 Loan Note Conversion, deliver to Albireo its original certificate in respect of the 2014 Loan Notes it holds (or an indemnity in a form acceptable to Albireo and the Company in respect thereof); and

(vi)    that effective upon the 2014 Loan Note Conversion Albireo shall have no further obligations to such 2014 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2014 Loan Notes pursuant to the 2014 Loan Note Instrument (the “2014 Loan Note Interest”) to the extent not waived.

(b)    Capitalized terms used in this Section 1.7(b) and not otherwise defined have the respective meanings ascribed in the 2015 Loan Note Instrument. On the Closing Date and immediately prior to the issuance of the Series C Preference Shares pursuant to Section 1.6, the 2015 Loan Notes shall automatically convert into fully paid Series C Preference Shares in accordance with the terms of Schedule 3 to the 2015 Loan Note Instrument and the terms described below (the “2015 Loan Note Conversion” and, together with the 2014 Loan Note Conversion, the “Loan Note Conversions”). Albireo and the 2015 Loan Note Holders by their execution and delivery of this Agreement as Seller, hereby irrevocably agree and acknowledge as follows with respect to the 2015 Loan Note Conversion and the 2015 Convertible Loan Agreement:

(i)    the applicable Conversion Price (as such term is used in Schedule 3 to the 2015 Loan Note Instrument) shall be an amount equal to $0.8240;

(ii)    this Agreement shall constitute due notice by Albireo of a Fund Raising in accordance with the terms of paragraph 3, of Part 1 of Schedule 3 to the 2015 Loan Note Instrument;

(iii)    due authority has been given by a Board Majority of Albireo as required pursuant to paragraph 1, of Part 1 of Schedule 3 to the 2015 Loan Note Instrument;

(iv)    Albireo shall not be obliged to issue share certificates to the 2015 Loan Notes Holders in respect of the Series C Preference Shares being issued as a consequence of the 2015 Loan Note Conversion (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion);

(v)    each 2015 Loan Note Holder undertakes to Albireo that it will, prior to the 2015 Loan Note Conversion, deliver to Albireo its original certificates in respect of all 2015 Loan Notes it holds (or an indemnity in a form acceptable to Albireo and the Company in respect thereof); and

(vi)    that (A) effective upon the 2015 Loan Note Conversion the 2015 Convertible Loan Agreement shall be terminated and of no further force or effect and Albireo shall have no further obligations to such 2015 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2015 Loan Notes pursuant to the 2015 Loan Note Instrument (the “2015 Loan Note Interest” and together with the 2014 Loan Note Interest, the “Albireo Loan Note Interest”) to the extent not waived; and (B) Albireo and each 2015 Loan Note Holder that is a party to the 2015 Convertible Loan Agreement shall, prior to the 2015 Loan Note Conversion, execute and deliver to Albireo a deed of termination substantially in the form attached hereto as Exhibit D (the “Deed of Loan Termination”) irrevocably terminating the 2015 Convertible Loan Agreement effective as of the 2015 Loan Note Conversion.

(c)    For purposes of the 2014 Loan Note Instrument and the 2015 Loan Note Instrument (as applicable), each 2014 Loan Note Holder and each 2015 Loan Note Holder hereby approves the Interim Articles of Association and the Closing Articles of Association.

(d)    Each 2014 Loan Note Holder hereby irrevocably (i) undertakes, subject to Section 6.11(b), to not transfer any of the 2014 Loan Notes in advance of the 2014 Loan Note Conversion, and (ii) consents to the 2014 Loan Note Conversion upon the terms stated herein and hereby agrees that each 2014 Loan Note shall be terminated effective upon the 2014 Loan Note Conversion and of no further force or effect and that Albireo shall have no further obligations to any such 2014 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2014 Loan Notes pursuant to paragraph 1.3.2 of Schedule 2 to the 2014 Loan Note Instrument to the extent not waived.

(e)    Each 2015 Loan Note Holder hereby irrevocably (i) undertakes, subject to Section 6.11(b), to not transfer any of the 2015 Loan Notes in advance of the 2015 Loan Note Conversion, and (ii) consents to the 2015 Loan Note Conversion upon the terms stated herein and hereby agrees that each 2015 Loan Note shall be terminated effective upon the 2015 Loan Note Conversion and of no further force or effect and that Albireo shall have no further obligations to any such 2015 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2015 Loan Notes pursuant to paragraph 1.3.2 of Schedule 2 to the 2015 Loan Note Instrument to the extent not waived.

1.8    Preliminary Consents and Associated Acknowledgments of Sellers.

(a)    The Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) hereby:

(i)    consent and agree for the purpose of each applicable provision of clauses 4.1.1 and 4.1.2 of the Shareholders’ Agreement, to the adoption of the Interim Articles of Association and the Closing Articles of Association and to Albireo entering into this Agreement and taking all such actions as may be required for the purpose of effecting the transactions contemplated herein;

(ii)    formally approve the Acquisition for the purpose of the Articles of Association and acknowledge that the Acquisition shall constitute a Sale (as defined therein); and

(iii)    acknowledge and agree that, for the purpose of the Articles of Association, the Conversion Rate (as defined in the Articles of Association and as it applies to any share of any class in the capital of Albireo) that is to be applied in connection with the Share Conversion and Acquisition shall not be subject to any adjustment in accordance with article 16.1 of the Articles of Association.

(b)    Albireo and the Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) hereby agree that:

(i)    clause 6 of the Shareholders’ Agreement will not apply for the purpose of the Acquisition, with the allocation and distribution of Sale Proceeds (as defined in the Shareholders’ Agreement) as between the Sellers to be governed by the terms of this Agreement; and

(ii)    subject to and with effect from Closing, the Shareholders’ Agreement will terminate, and each party to the Shareholders’ Agreement shall, prior to the Closing, deliver to the Company a deed of termination to the Shareholders’ Agreement substantially in such form attached as Exhibit E subject to and with effect from Closing, releasing and discharging each other party thereto from all claims or demands under or in connection with the Shareholders’ Agreement.

(c)    Each Seller (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) undertakes to Albireo that it will, prior to the Share Conversion, deliver to Albireo for cancellation all original certificates (or an indemnity in a form acceptable to Albireo in respect thereof) for all Albireo Pre-Conversion Shares held by such Seller that are to be converted pursuant to the Share Conversion (other than certificates in respect of any Series C Preference Shares that are to be issued pursuant to the Investor Subscription or the Loan Note Conversions).

1.9    Delivery of Certificates.

(a)    Transfer Agent. On or prior to the Closing Date, Company will select Continental Stock Transfer & Trust Company or another reputable bank or trust company reasonably acceptable to Albireo to act as transfer agent in connection with the Acquisition (the “Transfer Agent”). At or prior to the Closing, Company will issue and cause to be deposited with the Transfer Agent, for the benefit of Sellers, for exchange in accordance with this Article 1, through the Transfer Agent, the certificates (or uncertificated book-entries, as applicable) representing such aggregate number of shares of Company Common Stock to be issued pursuant to Section 1.5, and, after the Closing, the Transfer Agent shall be authorized to issue the shares of Company Common Stock in accordance with this Agreement.

(b)    Exchange Procedures. On or prior to the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to the Transfer Agent (i) a duly executed stock transfer form in favor of Company in customary form approved by Company in respect of the Albireo Shares held by such Seller, and (ii) the Albireo Share certificate(s) in respect of the Albireo Shares to which such stock transfer form relates or an indemnity for any lost certificates made in favor of Albireo and Company and their respective directors and in a form approved by Company. As promptly as practicable after receipt by the Transfer Agent from a Seller of the aforementioned stock transfer form and Albireo share certificate(s), together with such other documents as may reasonably be required by the Transfer Agent or Company, such Seller shall receive, from the Transfer Agent, in exchange therefor, a number of whole shares of Company Common Stock represented, at such Seller’s election, by book entry or certificated shares equal to the number of whole shares of Company Common Stock that such Seller has the right to receive pursuant to the provisions of Section 1.5.

(c)    Transfers of Ownership. If any shares of Company Common Stock are to be issued in a name other than that in which the Albireo Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Albireo Share certificate so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Company or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Company Common Stock in any name other than that of the registered holder of the Albireo share certificate surrendered, or established to the satisfaction of Company or any agent designated by it that such Tax has been paid or is not payable.

(d)    Withholding Rights. Each of the Transfer Agent, Company and Albireo will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as may be required to be deducted or withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Company and Albireo shall use commercially reasonable efforts to (i) avoid the imposition of any requirement so to deduct or withhold amounts and (ii) provide or cause to be provided to such Person written notice of any amounts so deducted or withheld reasonably promptly after such amounts have been so deducted or withheld.

1.10    Power of Attorney.

(a)    Appointment and powers. Each Seller hereby nominates and appoints Company, with effect from the Closing, to be its lawful attorney with full power to exercise all rights pertaining to any Albireo Shares registered in the name of such Seller as Company in its absolute discretion sees fit, including (but not limited to):

(i)    receiving notice of, attending and voting at any general meeting of the members of Albireo, including meetings of the members or any particular class of members, and all or any adjournments of such meetings, or signing any resolution as registered holder of such Albireo Shares;

(ii)    completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such Albireo Shares;

(iii)    except in respect of the Acquisition Consideration, dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of such Albireo Shares or received in connection with such Albireo Shares from Albireo or any other Person; and

(iv)    otherwise executing, delivering and doing all deeds, instruments and acts in such Seller’s name insofar as may be done in that Seller’s capacity as registered holder of such Albireo Shares.

(b)    Sellers’ undertakings. Each Seller undertakes, with effect from Closing, in respect of each Albireo Share then registered in its name, and for so long as such Albireo Share remains registered in its name:

(i)    not to exercise any rights attaching to that Albireo Share or exercisable in such Seller’s capacity as registered holder of that Albireo Share without Company’s prior written consent;

(ii)    save in respect of the Acquisition Consideration, to hold on trust for Company all dividends and other distributions received by the Seller in respect of that Albireo Share and promptly notify Company of anything received by such Seller in such Seller’s capacity as registered holder of that Albireo Share;

(iii)    to act promptly in accordance with Company’s instructions in relation to any rights exercisable or anything received by such Seller in such Seller’s capacity as registered holder of that Albireo Share; and

(iv)    to ratify and confirm whatever Company does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

(c)    Duration. The power of attorney granted by each Seller pursuant to this Section 1.10 shall expire on the date on which Company is entered into Albireo’s register of members as the holder of the Albireo Shares that were registered in the name of such Seller at the Closing.

1.11    No Further Rights. The Acquisition Consideration delivered upon the surrender for exchange of Albireo Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.12    Additional Actions. If, at any time after the Closing, Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the Albireo Shares, or (b) otherwise to carry out the purposes of this Agreement, Company and its proper officers and directors or their designees shall be authorized (i) to execute and deliver, in the name and on behalf of each Seller and Albireo, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of each Seller and Albireo, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of Albireo Shares and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of any Seller pursuant to this Section 1.12, Company shall use reasonable efforts to contact such Seller and request that such Seller execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ALBIREO

Albireo represents and warrants to Company as of the Original Agreement Date as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Albireo Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Albireo Disclosure Schedule by reference to another part or subpart of the Albireo Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Albireo Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1    Organization and Qualification; Charter Documents.

(a)    Part 2.1(a) of the Albireo Disclosure Schedule identifies each Subsidiary of Albireo and indicates its jurisdiction of organization. None of the Albireo Companies own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Albireo Disclosure Schedule. None of the Albireo Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Albireo Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Albireo Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have an Albireo Material Adverse Effect.

(c)    Each of the Albireo Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an Albireo Material Adverse Effect.

(d)    Albireo has made available to Company accurate and complete copies of: (a) the Organizational Documents of each Albireo Company, including all amendments thereto; (b) the stock records of each Albireo Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Albireo Company, the board of directors of each Albireo Company and all committees of the board of directors of each Albireo Company. The books of account, stock records, minute books and other records of the Albireo Companies are accurate, current and complete in all material respects.

2.2    Capital Structure.

(a)    As of the Original Agreement Date, immediately prior to the adoption of the Interim Articles of Association, the authorized share capital of Albireo consists of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 35,394,635 Series B Preference Shares, 8,325,188 Ordinary A Shares, 3,794,303 Ordinary Shares and 4,871,080 Series C Preference Shares. As of the Original Agreement Date, the issued share capital consists of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 34,674,635 Series B Preference Shares, 527,262 Ordinary A Shares, 3,794,303 Ordinary Shares and no Series C Preference Shares (collectively, “Albireo Capital Stock”). Immediately following the adoption of the Interim Articles of Association, the authorized share capital of Albireo will consist of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 35,394,635 Series B Preference Shares, 8,325,188 Ordinary A Shares, 3,794,303 Ordinary Shares and 16,041,310 Series C Preference Shares (collectively, “Albireo Authorized Share Capital”). In the Loan Note Conversion, the Loan Notes will convert into 5,918,777 Series C Preference Shares. In the Share Conversion, and after giving effect to the Investor Subscription and assuming the amounts subscribed for on Schedule V hereto and no issuance after the Original Agreement Date of Ordinary A Shares under the Albireo Equity Plans, the Albireo Pre-Conversion Shares will convert into an aggregate of 55,508,779 Ordinary Shares. Immediately prior to the Closing, after giving effect to the Loan Note Conversions and the Investor Subscription, the Albireo Loan Warrant will be exercisable (subject to any contractual restriction on exercise) for 961,153 Series C Preference Shares. No share capital is held in Albireo’s treasury. All Albireo Capital Stock is duly authorized, validly issued and fully paid and was issued in compliance with all applicable Legal Requirements. Part 2.2(a) of the Albireo Disclosure Schedule sets forth the complete and accurate capitalization of Albireo and each of its Subsidiaries as of the Original Agreement Date (including each holder of record of Albireo Capital Stock, Loan Notes and Warrants and the Albireo Capital Stock, Loan Notes and Warrants held by such holder of record).

(b)    As of the Original Agreement Date, Albireo had reserved (i) an aggregate of 8,325,188 Ordinary A Shares for issuance under the Albireo Equity Plans, under which options and warrants were outstanding for an aggregate of 5,106,114 Ordinary A Shares and 527,262 Ordinary A Shares have been issued in lieu of warrants, and (ii) 720,000 Series B Preference Shares and 413,793 Series C Preference Shares for issuance under the Albireo Loan Warrant Instrument. All Albireo Authorized Share Capital that will be issued in Conversions or the Investor Subscription, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable (or the certificates issued thereunder), will be duly authorized, validly issued and fully paid, in each case, in accordance with all applicable Legal Requirements. Part 2.2(b) of the Albireo Disclosure Schedule lists each outstanding Albireo Option, Albireo Warrant, the Albireo Loan Warrant, the name of the holder of such option or warrant, the number of shares subject to such option or warrant (or, as applicable, the value of shares over which the warrant is exercisable), the exercise price of such option or warrant, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement. Each Albireo Option and Albireo Warrant was granted with an exercise price not less than the fair market value of an Ordinary A Share on the date such option or warrant was approved by the board of directors of Albireo or an authorized committee or representative thereof. All outstanding options to purchase capital stock of Albireo and all warrants to purchase capital stock of Albireo were granted under the Albireo Equity Plans or the Albireo Loan Warrant Instrument, as applicable.

(c)    Except as set forth on Part 2.2(c) of the Albireo Disclosure Schedule: (i) none of the shares of Albireo Authorized Share Capital or shares of capital stock of any of Albireo’s Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Albireo Authorized Share Capital or shares of capital stock of any of Albireo’s Subsidiaries are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Albireo Companies having a right to vote on any matters on which the holders of Albireo Capital Stock or holders of shares of capital stock of any of Albireo’s Subsidiaries have a right to vote; (iv) there is no Contract to which an Albireo Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Albireo Capital Stock or shares of capital stock of any of Albireo’s Subsidiaries; and (v) no Albireo Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Albireo Capital Stock or shares of capital stock of any of Albireo’s Subsidiaries or other securities. As of the Original Agreement Date, there are no shares of Albireo Capital Stock that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Albireo or under which Albireo or any Seller has any rights.

2.3    Authority; Non-Contravention; Approvals.

(a)    Albireo has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Albireo of this Agreement, the performance by Albireo of its obligations hereunder and the consummation by Albireo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Albireo. This Agreement has been duly executed and delivered by Albireo and, assuming the due authorization, execution and delivery of this Agreement by Company and Sellers, this Agreement constitutes the valid and binding obligation of Albireo, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    Except as set forth in Part 2.3(b) of the Albireo Disclosure Schedule, the execution and delivery of this Agreement by Albireo does not, and the performance of this Agreement by Albireo will not, (i) conflict with or violate Organizational Documents of any Albireo Company, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to the Albireo Companies or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an Albireo Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition, or (iii) require an Albireo Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Albireo’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Albireo Companies (except, for purposes of this clause (iii) as would not, individually or in the aggregate, have an Albireo Material Adverse Effect or prevent or materially delay the Acquisition).

(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Albireo in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) any filings contemplated by Section 6.4(a), or (iii) those consents obtained from Sellers by their execution and delivery of this Agreement by Sellers.

2.4    Albireo Financial Statements; No Undisclosed Liabilities.

(a)    The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Albireo as of and for the years ending December 31, 2014 and December 31, 2015 (collectively, the “Albireo Audited Financials”) will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present the consolidated financial position of the Albireo Companies as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) be consistent with, and have been prepared from, the books and records of Albireo. Albireo has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K) since December 31, 2013.

(b)    The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition of Albireo as of and for the three-month period ending March 31, 2016 and the three-month period ending March 31, 2015 (the “Albireo Unaudited Financials,” and together with the Albireo Audited Financials, the “Albireo Financials”), and Albireo financial statements as of and for the period ending on any fiscal quarter end or annual period after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, in each case together with the notes thereto, will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in good faith, (iii) fairly present the consolidated financial position of the Albireo Companies as at the respective dates thereof and the consolidated results of the Albireo Companies operations and cash flows for the periods indicated and (iv) be consistent with, and have been prepared from, the books and records of Albireo.

(c)    Except as disclosed on Part 2.4(c) of the Albireo Disclosure Schedule, as of March 31, 2016, no Albireo Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise, required to be included in financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Albireo Companies taken as a whole, except liabilities incurred in connection with the transactions contemplated in this Agreement.

(d)    Since January 1, 2013, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Albireo, the board of directors of Albireo or any committee thereof.

(e)    Since December 31, 2013, neither Albireo nor, to the knowledge of Albireo, its Representatives, have identified any fraud, whether or not material, that involves Albireo’s management or other employees who have a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing. No Albireo Companies have identified or been made aware of any fraud, whether or not material, that involved Albireo’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Albireo, any material illegal act or fraud related to the business of the Albireo Companies, or any claim or allegation regarding the foregoing.

2.5    Absence Of Certain Changes Or Events. From March 31, 2016 through the Original Agreement Date, each of the Albireo Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had an Albireo Material Adverse Effect, (b) any material change, other than its adoption of GAAP, by Albireo in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (c) any revaluation by Albireo of any of its assets having an Albireo Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, (d) any acquisition or disposition by an Albireo Company, or agreement by any Albireo Company to acquire or dispose, of any assets of any material value, or otherwise than in the normal course of business, or (e) any other action, event or occurrence that would have required the consent of Company pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6    Taxes. Each of the representations and warranties set forth in this Section 2.6 is qualified by “except as would not, individually or in the aggregate, have an Albireo Material Adverse Effect.”

(a)    Each income Tax Return and each other Tax Return that were required to be filed by or with respect to any Albireo Company has been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by the Albireo Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith or are properly reserved for on the books or records of the Albireo Companies.

(b)    No waiver or agreement by or with respect to an Albireo Company is in force for the extension of time for the payment, collection or assessment of any material Taxes, and no request has been made by an Albireo Company in writing for any such extension or waiver.

(c)    There are no liens for Taxes on any asset of an Albireo Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.

(d)    No Albireo Company is the subject of any currently ongoing Tax audit or other proceeding with respect to a material amount of Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 2.6(d) of the Albireo Disclosure Schedule and will be reflected in the Albireo Financials.

(e)    All material Taxes that an Albireo Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Albireo Company with any taxing authority or issued by any taxing authority to an Albireo Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Albireo Company that are, or if issued would be, binding on any Albireo Company.

(g)    No Albireo Company is a party to any Contract with any Person (other than one or more Albireo Companies) relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Albireo Company has any liability for the Taxes of any Person (other than one or more Albireo Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)    Within the past five years, no Albireo Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Albireo).

(i)    No Albireo Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Within the past five years, no Albireo Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)    Except as set forth on Part 2.6(k) of the Albireo Disclosure Schedule, there is no obligation on Albireo to deduct or withhold United Kingdom Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on Albireo to pay an increased sum where United Kingdom Tax is withheld or payable.

(l)    No person has acquired any employment related securities (as defined in section 421B(8) of ITEPA) or any interest in any employment related securities and no person has acquired any securities options (as defined for the purposes of Part 7 of ITEPA), in each case, in relation to which an Albireo Company is, has been or will be the employer (as defined in section 421B(8) of ITEPA) and which would reasonably be expected to give rise to a United Kingdom Tax charge under Part 7 of ITEPA.

(m)    No Albireo Company has at any time entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A VATA 1994 (Disclosure of avoidance schemes).

2.7    Intellectual Property.

(a)    Part 2.7(a)(i) of the Albireo Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any Albireo Company as of the Original Agreement Date, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.7(a)(ii) of the Albireo Disclosure Schedule lists, as of the Original Agreement Date, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any Albireo Company has any co-ownership interest, other than those owned solely by an Albireo Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.7(a)(iii) of the Albireo Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which an Albireo Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Albireo Company and identified in Part 2.7(a)(i) or 2.7(a)(ii) of the Albireo Disclosure Schedule.

(b)    Part 2.7(b) of the Albireo Disclosure Schedule lists all Contracts in effect as of the Original Agreement Date under which any third party has licensed, granted or conveyed to any Albireo Company any right, title or interest in or to any Albireo IP Rights, other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Albireo Company and where such software is not material to the business. There are no breaches or defaults by the Albireo Company party to such Contract or, to Albireo’s knowledge, any other party to any such Contracts, and there are no disputes or, to Albireo’s knowledge, threatened disputes concerning any of such Contracts.

(c)    Part 2.7(c) of the Albireo Disclosure Schedule lists all Contracts in effect as of the Original Agreement Date under which an Albireo Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Albireo IP Rights (collectively, “Out Licenses”). Albireo has delivered or made available to the Company complete, accurate and unredacted copies of each Out License. There are no breaches or defaults by the Albireo Company party to such Contract or, to Albireo’s knowledge, any other party to any such Contracts, and there are no disputes or, to Albireo’s knowledge, threatened disputes concerning any of such Contracts.

(d)    The Albireo Companies own, co-own or otherwise possess legally enforceable rights in and to all Albireo IP Rights, free and clear of all Encumbrances. The Albireo IP Rights that are owned or co-owned by an Albireo Company or exclusively licensed to an Albireo Company (collectively, “Albireo Owned IP Rights”) and all other Albireo IP Rights are valid, subsisting and enforceable. No third party is overtly challenging the right, title or interest of an Albireo Company in, to or under the Albireo Owned IP Rights, or the validity, enforceability or claim construction of any Albireo Owned IP Rights, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Albireo Owned IP Rights. The Albireo Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement affecting the Albireo Companies’ use thereof or their rights thereto. To the knowledge of Albireo, no valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Albireo Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Albireo Owned IP Rights, or, except with respect to Contracts listed in Part 2.7(c) of the Albireo Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Albireo Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Albireo Owned IP Rights. All documents and instruments necessary to perfect the rights of the Albireo Companies in the Albireo IP Rights have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(e)    Each Albireo Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Albireo IP Rights. The Albireo Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except (x) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (y) to the United States Patent and Trademark Office (or its foreign equivalent) or (z) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Albireo Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors, each Albireo Company who has contributed to the creation or development of any Albireo IP Rights (i) have assigned all of their respective ownership rights in such IP Rights to such Albireo Company pursuant to written agreements that have executed and delivered to such Albireo Company (containing no exceptions or exclusions from the scope of the coverage contained in such Albireo Company’s applicable form agreement) regarding the assignment to such Albireo Company (“IP Assignment Agreements”) and (ii) do not have any claim, right (whether or not currently exercisable) or interest to or in any Albireo IP Rights. To the knowledge of Albireo, no current or former director, officer or employee of, or consultant or independent contractor to, any Albireo Company has breached any material term of any IP Assignment Agreements. All IP Assignment Agreements have been made available to Company.

(f)    No current activity of any Albireo Company violates or otherwise conflicts with, or has infringed (directly, contributorily, by inducement, or otherwise), misappropriated or violated any IP Rights of any third party or made unlawful use of any IP Right of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim is pending or, to the knowledge of any Albireo Company, threatened against any Albireo Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Albireo Company with respect to such claim. No Albireo Company has received any written notice nor are any of them subject to any actual or, to the knowledge of Albireo, threatened proceedings, claiming or alleging any of the foregoing.

(g)    To the knowledge of Albireo, no Albireo IP Rights are being infringed, misappropriated or unlawfully used by any Person nor has any Person previously infringed, misappropriated or unlawfully used any such Albireo IP Rights. Part 2.7(g) of the Albireo Disclosure Schedule (i) accurately identifies (and the Albireo Companies have provided to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Albireo Companies or any Representative of any of the Albireo Companies since January 1, 2010 regarding any alleged or suspected infringement or misappropriation of any Albireo IP Rights; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h)    Neither the execution, delivery or performance of this Agreement by Albireo nor the consummation by Sellers of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Albireo Companies’ right, title or interest in or to any material Albireo IP Rights.

(i)    No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Albireo Company to develop or create, in whole or in part, any Albireo IP Rights. No Albireo Company is now nor has any Albireo Company ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Albireo Company to grant or offer to any other Person any license or right to any Albireo Company IP.

(j)    To the knowledge of Albireo, no breach or violation of any electronic or other database containing (in whole or in part) Sensitive Albireo Company Data or any security policy of Albireo has occurred or is threatened, and there has been no unauthorized or illegal use of or access to information systems and/or the Sensitive Albireo Company Data. Each Albireo Company is, and has at all times since January 1, 2010 been, in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such Albireo Company. The Albireo Companies have in all respects complied with, and (i) no Person (including any Governmental Body) has asserted a claim, or otherwise threatened to commence any action, against any Albireo Company alleging a violation of any privacy policy of the Albireo Companies or the applicable Legal Requirements pertaining to privacy and data protection and (ii) no Albireo Company has received any inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive Albireo Company Data by or for Company.

2.8    Compliance with Legal Requirements.

(a)    No Albireo Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to an Albireo Company or by which its properties is bound or affected, or (ii) any Contract to which an Albireo Company is a party or by which an Albireo Company or any of its properties is bound or affected, except for defaults or violations which would not, individually or in the aggregate, have an Albireo Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Albireo, threatened against any Albireo Company, nor has any Governmental Body indicated to an Albireo Company in writing an intention to conduct the same.

(b)    Except as would not, individually or in the aggregate, have a material and adverse effect on the business of the Albireo Companies, the Albireo Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of the Albireo Companies taken as a whole (collectively, the “Albireo Permits”). The Albireo Companies are in compliance in all material respects with the terms of the Albireo Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Albireo, threatened, which seeks to revoke or limit any Albireo Permit. The rights and benefits of each Albireo Permit will be available to the Acquiring Companies immediately following the Closing. Albireo has provided Company all material Albireo Permits and complete and accurate copies of all material correspondence with the FDA or other comparable Governmental Body.

(c)    To the knowledge of Albireo, the Albireo Companies and Persons acting in concert with and on behalf of Albireo:

(i)    have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations in any jurisdiction; and

(ii)    have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations in any jurisdiction.

(d)    None of the Albireo Companies and, to the knowledge of Albireo, no Representative of any Albireo Company or Person acting in concert with or on behalf of the Albireo Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Albireo Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(e)    None of the Albireo Companies and, to the knowledge of Albireo, no Representative of any Albireo Company or Person acting in concert with or on behalf of the Albireo Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the Albireo Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

(f)    At no time since January 1, 2010, has any of the Albireo Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Albireo Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Albireo has, prior to the execution of this Agreement, provided or made available to Company all information about material adverse drug experiences since January 1, 2010 obtained or otherwise received by any of the Albireo Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Albireo Companies or any of their licensees in the possession of any of the Albireo Companies (or to which any of them has access). Albireo has disclosed to Company all material information known by Albireo with respect to the safety and efficacy of the Albireo products and product candidates from nonclinical and/or clinical studies. Each of the Albireo Companies has filed all annual and periodic reports, amendments and safety reports required to be made by an Albireo Company for any Albireo product or service required to be made to the FDA or any other Governmental Body.

(g)    All preclinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Albireo Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made (i) only to Albireo’s knowledge with respect to clinical and preclinical studies conducted by any third party on behalf of the Albireo Companies and (ii) specifically excludes preclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice. No Albireo Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any preclinical study or clinical trial after initiation thereof by or on behalf of an Albireo Company.

(h)    Each of the Albireo Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)    None of the Albireo Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body. None of the Albireo Companies is subject to any investigation that is pending or, to the knowledge of Albireo, that has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the knowledge of Albireo, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements. Each of the Albireo Companies has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and (ii) any applicable privacy Legal Requirements. No Albireo Company has experienced any material security breach or other incident resulting in the unauthorized access to, use of, or disclosure of protected health information.

(j)    None of the Albireo Companies has received any notice, communication, or action, or, including, but not limited to any warning letters, untitled letters, cyber letters, notices of violation, FDA Form 483s, adverse inspectional findings, consent decrees, notice of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews), inquiries, or other notice of enforcement action from a Governmental Body.

2.9    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.9(a) of the Albireo Disclosure Schedule, during the three-year period prior to the Original Agreement Date there has not been, and there is no pending, or threatened in writing, Legal Proceeding and, to the knowledge of Albireo, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Albireo Companies, any business of any of the Albireo Companies or any of the assets owned, leased or used by any of the Albireo Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 2.9(a) of the Albireo Disclosure Schedule has had or, if adversely determined, would not have or result in, either individually or in the aggregate, an Albireo Material Adverse Effect. To the knowledge of Albireo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.9(a).

(b)    There is no Order to which any of the Albireo Companies, or any of the assets owned or used by any of the Albireo Companies, is subject. To the knowledge of Albireo, no officer or other key employee of any of the Albireo Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Albireo Companies.

(c)    No Albireo Company is unable to pay its debts, within the meaning of section 123 IA 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or any other legislation analogous to IA 1986 that is applicable to an Albireo Company in its jurisdiction of incorporation, and no Albireo Company has stopped or suspended payment of its debts as they fall due.

2.10    Brokers’ and Finders’ Fees. Except as set forth on Part 2.10 of the Albireo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Albireo Companies. Albireo has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 2.10 of the Albireo Disclosure Schedule.

2.11    Employee Benefit Plans.

(a)    Part 2.11(a) of the Albireo Disclosure Schedule sets forth, as of the Original Agreement Date, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any Albireo Company, which is sponsored, maintained, contributed to, or required to be contributed to by any Albireo Company or with respect to which an Albireo Company has any material liability (collectively, the “Albireo Employee Plans”).

(b)    Albireo has made available to Company true and complete copies of each Albireo Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. With respect to each Albireo Employee Plan that is subject to ERISA reporting requirements, Albireo has made available to Company copies of the Form 5500 reports filed by or on behalf of an Albireo Company with respect to any Albireo Employee Plan for the most recent plan year. Each Albireo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Albireo Employee Plan, and to Albireo’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Albireo Employee Plan subject to Section 401(a) of the Code. Albireo has made available to Company the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Albireo Employee Plan, as applicable.

(c)    Each Albireo Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). No Albireo Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement. With respect to each Albireo Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material liability to an Albireo Company. No suit or material administrative proceeding or action is pending, or to the knowledge of Albireo is threatened, against or with respect to any Albireo Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    Neither Albireo nor any ERISA Affiliate of Albireo has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)    Other than as specifically contemplated by this Agreement or as set forth in Part 2.11(e) of the Albireo Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Albireo Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Albireo Employee Plan. No benefit payable or that may become payable by Albireo in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

2.12    Title to Assets. Except as set forth on Part 2.12 of the Albireo Disclosure Schedule, the Albireo Companies own, and have good, valid and marketable title to, all tangible assets purported to be owned by them, including all assets reflected in the books and records of the Albireo Companies as being owned by the Albireo Companies. All of said assets are owned by the Albireo Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Albireo Company, and (iii) Encumbrances described in Part 2.12 of the Albireo Disclosure Schedule. The Albireo Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the Albireo Companies as being leased to the Albireo Companies, and the Albireo Companies enjoy undisturbed possession of such leased assets. The Albireo Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the Albireo Disclosure Schedule. Part 2.12 of the Albireo Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any Albireo Company is a party.

2.13    Environmental Matters. Each of the representations and warranties set forth in this Section 2.13 is qualified by “except as would not, individually or in the aggregate, have an Albireo Material Adverse Effect.”

(a)    No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Albireo Companies, or, to Albireo’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Albireo Companies have at any time owned, operated, occupied or leased.

(b)    No Albireo Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Original Agreement Date, nor has any Albireo Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the Original Agreement Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    The Albireo Companies currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Albireo Environmental Permits”) necessary for the conduct of the Albireo Companies’ Hazardous Material Activities and other businesses of the Albireo Companies as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Albireo Environmental Permit, Hazardous Material or any Hazardous Material Activity of the Albireo Companies. Albireo is not aware of any fact or circumstance which could involve the Albireo Companies in any environmental litigation or impose upon the Albireo Companies any environmental liability

2.14    Labor Matters.

(a)    Part 2.14(a) of the Albireo Disclosure Schedule sets forth a true, complete and correct list of all employees of the Albireo Companies along with each such employee’s position, hire date, 2015 actual compensation and annual rate of compensation for 2016 (including base salary and the target amount of any bonuses to which such employee may be eligible).

(b)    No employee of an Albireo Company is currently represented by a labor union or other representative body with respect to the employee’s employment with an Albireo Company. No Albireo Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of an Albireo Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on an Albireo Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Albireo Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Albireo, threatened against or involving an Albireo Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(c)    The Albireo Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Albireo Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

2.15    Albireo Contracts.

(a)    Except as set forth in Part 2.15 of the Albireo Disclosure Schedule, no Albireo Company is a party to or is bound by:

(i)    any Contract with any distributor, reseller or sales representative;

(ii)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Albireo Company and any of its officers or directors;

(iii)    any Contract imposing any material restriction on the right or ability of any Albireo Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(iv)    any Contract currently in force relating to the disposition or acquisition of assets and not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(v)    any Contract relating to the borrowing of money or extension of credit;

(vi)    any joint marketing or development agreement;

(vii)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Albireo Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Albireo Company; or

(viii) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b)    Albireo has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.15 of the Albireo Disclosure Schedule (any such Contract, an “Albireo Contract”). No Albireo Company and, to Albireo’s knowledge, no other party to an Albireo Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Albireo Contracts. To the knowledge of Albireo, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Albireo Contract; (ii) give any Person the right to declare a default in any material respect under any Albireo Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Albireo Contract; (iv) give any Person the right to accelerate the maturity or performance of any Albireo Contract; or (v) give any Person the right to cancel, terminate or modify any Albireo Contract. Each Albireo Contract is valid, binding, enforceable and in full force and effect, and will continue to be valid, binding, enforceable and in full force and effect following the Closing and the consummation of the Acquisition, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.16    Books And Records. The minute books of the Albireo Companies made available to Company are the only minute books of the Albireo Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Albireo Companies, as the case may be. The books and records of the Albireo Companies accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Albireo Companies.

2.17    Insurance.

(a)    Each of the Albireo Companies’ insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the Original Agreement Date and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Albireo Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Albireo Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b)    Except as set forth on Part 2.17(b) of the Albireo Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Albireo Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Albireo Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Albireo Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.18    Suppliers; Effect Of Transaction. Except as set forth on Part 2.18 of the Albireo Disclosure Schedule, since March 31, 2016, there has not been: (i) any material adverse change in the business relationship of any Albireo Company with any supplier of a significant product or service to any Albireo Company; or (ii) any change in any material term (including credit terms) of the sales or related agreements with any such supplier. To Albireo’s knowledge, no creditor, supplier, employee, client, customer or other Person having a business relationship with any Albireo Company intends to change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.19    Government Contracts. Albireo has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of Albireo, no such suspension or debarment has been initiated or threatened. The consummation of the Acquisition and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Albireo (assuming that no such suspension or debarment will result solely from the identity of Company).

2.20    Interested Party Transactions. Except as set forth on Part 2.20 of the Albireo Disclosure Schedule, no event has occurred since December 31, 2013 that would be required to be reported by Albireo as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Albireo were required to report such information in periodic reports pursuant to the Exchange Act.

2.21    Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Albireo for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by Albireo with respect to the information that has been or will be supplied by any of the Acquiring Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

2.22    Ownership of Company Capital Stock. None of the Albireo Companies own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or Company Preferred Stock or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, none of the Albireo Companies is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law of the State of Delaware (“Delaware Law”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Albireo and Sellers as of the Original Agreement Date as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Company’s SEC Documents or other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1    Organization and Qualification; Charter Documents.

(a)    Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. No Acquiring Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Acquiring Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    Company has made available to Albireo accurate and complete copies of: (a) the Organizational Documents of each Acquiring Company, including all amendments thereto; (b) the stock records of each Acquiring Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquiring Company, the board of directors of each Acquiring Company and all committees of the board of directors of each Acquiring Company. The books of account, stock records, minute books and other records of the Acquiring Companies are accurate, current and complete in all material respects.

(e)    The copies of the Company’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007), as amended by the Certificate of Designation of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on May 19, 2011), as amended by the Certificate of Amendment to Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 11, 2012), as amended by the Certificate of Designation of Series B Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.8 to the Registrant’s Current

Report on Form 8-K filed on June 27, 2012), as amended by the Certificate of Amendment of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2012), as amended by the Certificate of Amendment of Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015) and Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Original Agreement Date.

3.2    Capital Structure.

(a)    The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, of which 64,148,271 shares are issued and outstanding as of the close of business on the day prior to the Original Agreement Date, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), 0 shares of which are issued and outstanding as of the close of business on the day prior to the Original Agreement Date. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)    As of the Original Agreement Date, Company had reserved (i) an aggregate of 5,043,510 shares of Company Common Stock for issuance under the Company Option Plan, under which options were outstanding for an aggregate of 4,196,166 shares, and 0 restricted stock units were outstanding, and (ii) an additional 5,006,398 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock upon their exercise. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company RSU, the name of the holder of such option or unit, the number of shares subject to such option or unit, the exercise price of such option, the vesting schedule and termination date of such option or unit, and whether the exercisability of such option or vesting or settlement of such unit will be accelerated in any way by the transactions contemplated by this Agreement. Each Company Option was granted with an exercise price not less than the fair market value of a share of Company Common Stock on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Stock and all outstanding units with respect to Company Common Stock were granted under the Company Option Plan.

(c)    Except as set forth in Part 3.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock; and (v) none of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, and there are no shares of Company Common Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement. Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of

Company Common Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

(d)    There is no Company Stockholder that is an Affiliate of any officer or director of Company that is not listed on Schedule III.

3.3    Authority; Non-Contravention; Approvals.

(a)    Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval. The Company Stockholder Approval Threshold is the only vote of the holders of any class or series of Company Common Stock necessary to approve the Company Stockholder Approval Matters (collectively, “Company Stockholder Approval”). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Albireo and Sellers, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the Original Agreement Date, not subsequently rescinded or modified in any way, has, as of the Original Agreement Date (i) approved, adopted and declared advisable this Agreement and the Acquisition, and determined that this Agreement and the transactions contemplated by this Agreement, including the Acquisition, are fair to and in the best interests of the Company Stockholders, and (ii) approved the Company Stockholder Approval Matters that require board approval and resolved to recommend that the Company Stockholders approve the Company Stockholder Approval Matters, and directed that such matters be submitted for consideration of the Company Stockholders.

(c)    The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Organizational Documents of any Acquiring Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to the Acquiring Companies or by which its or any of their respective properties are bound or affected, except for any such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition, or (iii) require an Acquiring Company to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Acquiring Companies pursuant to, any Company Contract to which an Acquiring Company is a party or by which any Acquiring Company or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Acquisition).

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) any filings contemplated by Section 6.4(a), (iii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, and (iv) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NASDAQ.

3.4    Anti-Takeover Statutes Not Applicable. Subject to the accuracy of Albireo’s representations in Section 2.22 and each Seller’s representations in Section 4.5, the board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement, or, in the case of Section 203 of Delaware Law, the restrictions on business combinations provided for therein, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Acquisition or the other transactions contemplated by this Agreement.

3.5    SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a)    All Company SEC Documents have been timely filed and, as of the time a Company SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the Original Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Company SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The Acquiring Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Company required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Acquiring Companies, taken as a whole.

(c)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The unaudited balance sheet of Company as of March 31, 2016 is hereinafter referred to as the “Company Balance Sheet.”

(d)    Except as disclosed in the Company Financials, no Acquiring Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, greater than $25,000, except liabilities (i) provided for or referenced in the Company Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(d) of the Company Disclosure Schedule or (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

(e)    Since January 1, 2013, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since January 1, 2013, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(f)    There are no Encumbrances on any cash or cash equivalents held by any Acquiring Company.

3.6    Absence Of Certain Changes Or Events. Except as set forth in Part 3.6 of the Company Disclosure Schedule, from the date of the Company Balance Sheet through the Original Agreement Date, each of the Acquiring Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Albireo pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7    Taxes. Each of the representations and warranties set forth in this Section 3.7 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a)    Each income Tax Return and each other Tax Return required to be filed by or with respect to any Acquiring Company has been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by the Acquiring Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith or are properly reserved for on the books or records of the Acquiring Companies.

(b)    No waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any material Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver.

(c)    There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.

(d)    No Acquiring Company is the subject of any currently ongoing Tax audit or other proceeding with respect to a material amount of Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 3.7(d) of the Company Disclosure Schedule and in the Company Financials.

(e)    All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(g)    No Acquiring Company is a party to any Contract with any Person (other than one or more Acquiring Companies) relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any Person (other than one or more Acquiring Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)    Within the past five years, no Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(i)    No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Within the past five years, no Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.8    Intellectual Property. No current activity of any Acquiring Company violates or otherwise conflicts with, or has infringed, misappropriated or violated, or, to the knowledge of Company, will infringe, misappropriate or violate, any IP Rights of any Person, in the conduct of its business as presently contemplated, and no Acquiring Company has received any written notice nor are any of them subject to any actual or, to the knowledge of Company, threatened proceedings claiming or alleging any of the foregoing.

3.9    Compliance with Legal Requirements. No Acquiring Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to an Acquiring Company or by which its or any of its properties is bound or affected, or (ii) any Contract to which an Acquiring Company is a party or by which an Acquiring Company or its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquiring Company, nor has any Governmental Body indicated to an Acquiring Company in writing an intention to conduct the same.

3.10    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 3.10(a).

(b)    There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.11    Brokers’ and Finders’ Fees. Except as set forth in Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Company has furnished to Albireo accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12    Employee Benefit Plans.

(a)    Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the Original Agreement Date, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of Company or its Subsidiaries, which is sponsored, maintained, contributed to, or required to be contributed to by Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any material liability (collectively, the “Company Employee Plans”).

(b)    Company has made available to Albireo true and complete copies of each Company Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available to Albireo copies of the Form 5500 reports filed by or on behalf of an Acquiring Company with respect to any Company Employee Plan for the most recent plan year. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Services on the form of such Company Employee Plan, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Company has made available to Albireo the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, as applicable.

(c)    Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including ERISA and the Code). None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material liability to the Company or its Subsidiaries. No suit or material administrative proceeding or action is pending, or to the knowledge of Company, is threatened, against or with respect to any Company Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)    Other than as specifically contemplated by this Agreement or as set forth on Part 3.12(e) of the Company Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Acquiring Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Company Employee Plan. No benefit payable or that may become payable by Company in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(f)    Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

3.13    Real Property. The Acquiring Companies do not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13 of the Company Disclosure Schedule.

3.14    Environmental Matters. Each of the representations and warranties set forth in this Section 3.14 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a)    No underground storage tanks and no amount of any Hazardous Materials, but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Acquiring Companies, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Acquiring Company has at any time owned, operated, occupied or leased.

(b)    No Acquiring Company has engaged in any Hazardous Material Activities in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the Original Agreement Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    The Acquiring Companies currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Acquiring Companies’ Hazardous Material Activities and other businesses of the Acquiring Companies as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of the Acquiring Companies. Company is not aware of any fact or circumstance which could involve an Acquiring Company in any environmental litigation or impose upon an Acquiring Company any environmental liability.

(e)    The Acquiring Companies do not generate, dispose of, store, transport, or arrange for the disposal of any Hazardous Materials. Company has performed all necessary actions to notify the Connecticut Department of Energy & Environmental Protection that Company does not generate, dispose of, use, store, transport, or arrange for the disposal of any Hazardous Materials. The Acquiring Companies have taken all necessary actions to revise the Company’s status with all applicable Governmental Bodies to reflect that Company does not generate or dispose of Hazardous Materials. Company has deactivated its environmental protection agency Hazardous Waste generator number. Company closed, decontaminated, and decommissioned its former facility at 6 Christopher Columbus Ave, Danbury, Connecticut in accordance with all applicable Legal Requirements.

3.15    Labor Matters.

(a)    Part 3.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Acquiring Companies along with each such employee’s position, hire date, 2015 actual compensation and annual rate of compensation for 2016 (including base salary and the target amount of any bonuses to which such employee may be eligible).

(b)    No employee of an Acquiring Company is currently represented by a labor union or other representative body with respect to the employee’s employment with an Acquiring Company. No Acquiring Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of an Acquiring Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on an Acquiring Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Acquiring Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Company, threatened against or involving an Acquiring Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(c)    The Acquiring Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Acquiring Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

3.16    Company Contracts.

(a)    Except as set forth in the exhibit list to Company’s Annual Report on Form 10-K for the year ended September 30, 2015 or Part 3.16 of the Company Disclosure Schedule, no Acquiring Company is a party to or is bound by:

(i)    any Contract with any distributor, reseller or sales representative;

(ii)    any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates;

(iii)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Acquiring Company and any of its officers or directors;

(iv)    any Contract imposing any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(v)    any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vi)    any Contract relating to the borrowing of money or extension of credit;

(vii)    any joint marketing or development agreement;

(viii)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(ix)    any Contract that contemplates or involves the payment or delivery of cash or other consideration after the Original Agreement Date in an amount or with a value in excess of $10,000 in the aggregate, other than (A) any arrangement or agreement expressly contemplated or provided for under this Agreement or (B) any arrangement or agreement that only involves those expenditures expressly disclosed in the 2016 budget and forecast attached as Part 3.16(a)(ix) of the Company Disclosure Schedule; or

(x)    any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or has a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow an Acquiring Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b)    Company has made available to Albireo an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule (any such Contract, including unredacted copies of any Contract that would be listed in Part 3.16 of the Company Disclosure Schedules but for its inclusion in the most recent exhibit list of Company’s Form 10-K for the year ended September 30, 2015, a “Company Contract”). No Acquiring Company and, to the Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(c)    (i) Company has delivered notices of termination of each of the contracts listed on Part 3.16(c)(i) of the Company Disclosure Schedule and (ii) Company has no, and will not have any, outstanding financial, reporting or minimum purchase obligations under the contracts listed on Part 3.16(c)(ii) of the Company Disclosure Schedule that have not been satisfied.

3.17    Books and Records. The minute books of the Acquiring Companies made available to Albireo and Sellers or their respective counsel are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

3.18    Insurance.

(a)    Part 3.18(a) of the Company Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Each Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Albireo.

(b)    Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Acquiring Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19    Opinion of Financial Advisor. The board of directors of Company has received an opinion of Ladenburg Thalmann & Co. Inc., financial advisor to Company, dated the Original Agreement Date, to the effect that the Exchange Ratio is fair to Company from a financial point of view. Company will furnish an accurate and complete copy of said opinion to Albireo and Sellers for informational purposes only promptly after the Original Agreement Date.

3.20    Shell Company Status. Company is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.21    Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of the Acquisition and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company (assuming that no such suspension or debarment will result solely from the identity of Albireo).

3.22    Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable Legal Requirements. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the Albireo Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Albireo and Company as of the Original Agreement Date as to itself as follows:

4.1    Ownership of Albireo Capital Stock and Loan Notes. Such Seller (a) (i) is the sole record, legal and beneficial owner of, as of the Original Agreement Date, all of the Albireo Capital Stock and all of the Loan Notes, and (ii) will (and/or a Permitted Transferee of such Seller will be) be the sole record, legal and beneficial owner of, as of last to occur of the Loan Note Conversion, the Investor Subscription and the Share Conversion, all of the issued Albireo Authorized Share Capital (as adjusted upon the Share Conversion in accordance with the Interim Articles of Association), in each case ((i) and (ii)) if any, listed next to the name of such Seller on Part 4.1 of the Albireo Disclosure Schedule, (b) is not a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of its shares of Albireo Capital Stock or shares of Albireo Authorized Share Capital (other than as set forth in this Agreement), and (c) has (or with respect to the shares to be issued in the Investor Subscription and Loan Note Conversions, will have), and/or a Permitted Transferee of such Seller will have, good and valid title to all shares of Albireo Authorized Share Capital listed next to the name of such Seller on Part 4.1 of the Albireo Disclosure Schedule, free and clear of all Encumbrances. Subject only to stamping, upon the consummation of the Acquisition, Company will acquire good and marketable title to the Albireo Shares acquired by the Company from such Seller, free and clear of all Encumbrances. Except as set forth on Part 4.1 of the Albireo Disclosure Schedule, no Seller is an “affiliate” of any other Seller as such term is defined in Rule 12b-2 of the Exchange Act.

4.2     Authority; Non-Contravention.

(a)    If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If not a natural person, (i) such Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Albireo and Company, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not conflict with or violate any Organizational Document or Legal Requirement applicable to such Seller or by which its properties are bound or affected or require the consent of any other Person.

(c)    Such Seller is not subject to any Insolvency Proceedings.

(d)    If such Seller is an Investor, such Seller has and will have such immediately available funds as are necessary to pay all amounts due from such Seller to consummate the Investor Subscription.

4.3    Tax Matters. Such Seller has had opportunity to review with his/her tax advisors the applicable Tax consequences of the transactions contemplated by this Agreement and the purchase of the Albireo Shares acquired from such Seller by Company. Such Seller is relying solely on such advisors and not on any statements or representations of counsel to Company, Albireo or their respective Representatives with respect to tax matters. Such Seller understands that it (and not Company or Albireo) shall be responsible for its Tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by the Agreement.

4.4    Disclosure; Seller Information. None of the information supplied or to be supplied by or on behalf of such Seller for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by such Seller with respect to the information that has been or will be supplied by any other Seller, any of the Acquiring Companies, any of the Albireo Companies or any of their respective Representatives for inclusion in the Proxy Statement.

4.5    Ownership of Company Capital Stock. Such Seller (including such Seller’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or Company Preferred Stock or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, no Seller is, nor at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the Delaware Law.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1    Conduct of Company Business. Except as set forth on Part 5.1 of the Company Disclosure Schedule, during the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company agrees, except to the extent necessary to effect the transactions contemplated by the Company Stockholder Approval Matters or otherwise to the extent Albireo consents in writing, to carry on its business in substantially the same manner as being conducted as of the Original Agreement Date, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.1 of the Company Disclosure Schedule), without obtaining the written consent of Albireo (which, in the case of Section 5.1(h)(ii), will not be unreasonably withheld, conditioned or delayed), Company will not, and will not permit its Subsidiaries to:

(a)     amend or otherwise change any of the Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)     issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of shares of Company Common Stock issuable pursuant to Company Options or Company RSUs in accordance with the terms under the Company Stock Option Plan or pursuant to warrants, as the case may be, which options or warrants or rights, as the case may be, are outstanding on the Original Agreement Date);

(c)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant to a currently outstanding repurchase right in favor of Company with respect to unvested shares, at no more than cost);

(d)     incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for dispositions of obsolete or worthless assets);

(e)     accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)     sell, assign, transfer, license, sublicense or otherwise dispose of any IP Rights other than a Permitted Disposition;

(h)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Company Contract, grant any release or relinquishment of any material rights under any Company Contract or assign or sublet any lease; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)     forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)     other than as required by Legal Requirements, increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, or establish, adopt, enter into, terminate or amend any collective bargaining or similar agreement or Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if it were in existence on the Original Agreement Date), or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

(k)     take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l)    (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(m)     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice;

(n)     enter into any partnership arrangements, joint development agreements or strategic alliances;

(o)     initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”) or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby); or

(p)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(o) above, or any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or would prevent Company from performing, or cause Company not to perform, its covenants hereunder or would result in any of the conditions to the Acquisition set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Albireo, directly or indirectly, the right to control or direct the operations of any Acquiring Company prior to the Closing, (ii) prior to the Closing, each Acquiring Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Albireo will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

5.2    Conduct of Albireo Business. Except as set forth on Part 5.2 of the Albireo Disclosure Schedule, during the Pre-Closing Period, Albireo agrees, except to the extent necessary to effect the transactions or events contemplated by this Agreement or otherwise to the extent Company consents in writing or, to carry on its business in the ordinary course, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the Conversions and actions set forth on Part 5.2 of the Albireo Disclosure Schedule), without obtaining the written consent of Company (which, in the case of Part 5.2(h)(ii), will not be unreasonably withheld, conditioned or delayed), Albireo will not, and will not permit its Subsidiaries to:

(a)     amend or otherwise change any of the Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)     issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of Ordinary A Shares issuable pursuant to Albireo Options granted prior to the Original Agreement Date in accordance with the terms under the Albireo Equity Plan or pursuant to Albireo Warrants outstanding on the Original Agreement Date in accordance with the 2016 Warrant Instrument, as the case may be, or the issuance of Series B Preference Shares or Series C Preference Shares issuable upon exercise of the Albireo Loan Warrant in accordance with the terms of the Albireo Loan Warrant Instrument);

(c)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Albireo Capital Stock;

(d)     incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e)     accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)     sell, assign, transfer, license, sublicense or otherwise dispose of any Albireo IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of an Albireo Contract or grant any release or relinquishment of any material rights under any Albireo Contract; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(h);

(i)     forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)     take any action, other than as required by applicable Legal Requirements or GAAP to change accounting policies or procedures;

(k)    (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(l)     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the transactions contemplated by this Agreement;

(m)     enter into any partnership arrangements, joint development agreements or strategic alliances;

(n)     settle or agree to settle any Action (except for any Action arising out of or related to this Agreement); or

(o)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (n) above, or any action which would make any of the representations or warranties of Albireo contained in this Agreement untrue or incorrect or would prevent Albireo from performing, or cause Albireo not to perform, its covenants hereunder or would result in any of the conditions to the Closing set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any Albireo Company prior to the Closing, (ii) prior to the Closing, each Albireo Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1    Proxy Statement.

(a)     As promptly as practicable after the Original Agreement Date and subject to the obligations of Albireo and each Seller in this Section 6.1(a), Company, with Albireo’s cooperation (including in respect of the preparation of pro forma financial statements suitable for inclusion in the Proxy Statement), shall prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to be held to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan and to satisfy the requirements of an annual meeting under applicable law and NASDAQ regulations. Each of Albireo and Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff as promptly as practicable. Albireo and each Seller shall promptly furnish all information concerning itself as Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Company will cause the Proxy Statement to be mailed to the holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting as promptly as practicable after the Proxy Statement is filed with the SEC.

(b)     No filing of, or revision, amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by Company or any of its Subsidiaries, without providing Albireo a reasonable opportunity to review and comment thereon. Company shall advise Albireo, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Albireo will promptly furnish Company with all information concerning Albireo, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If Albireo becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Albireo will promptly inform Company thereof. If Company becomes aware of any information that should be disclosed in a revision, amendment or supplement to the Proxy Statement, then Company will: (i) promptly inform Albireo thereof; (ii) provide Albireo (and its counsel) with a reasonable opportunity to review and comment on any revision, amendment or supplement to the Proxy Statement, as applicable, prior to it being filed with the SEC; (iii) provide Albireo with a copy of such revision, amendment or supplement promptly after it is filed with the SEC; and (iv) mail such revision, amendment or supplement to the Company Stockholders.

6.2    Company Stockholders’ Meeting.

(a)     Company will take all action necessary under applicable Legal Requirements to call, give notice of and hold the Company Stockholders’ Meeting to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan. The Company Stockholders’ Meeting will be held as promptly as practicable following the filing of the Proxy Statement; provided, however, notwithstanding anything to the contrary contained herein, Company will have the absolute discretion to adjourn the Company Stockholders’ Meeting without any consent requirement of Albireo for a period of up to thirty (30) days after the initial Company Stockholders’ Meeting is held if necessary to obtain Company Stockholder Approval. Company will engage Morrow and Company (or such other proxy solicitor reasonably acceptable to Albireo) as proxy solicitor to assist in the solicitation of proxies in connection with the Company Stockholders’ Meeting and will ensure that such proxies are solicited in compliance with all applicable Legal Requirements.

(b)     Subject to Section 6.2(c): (i) the board of directors of Company will approve the New Albireo Pharma Equity Plan and recommend that its stockholders vote to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan (such recommendation, the “Company Board Recommendation”); (ii) the Proxy Statement will include the Company Board Recommendation; (iii) the Company Board Recommendation will not be withdrawn or modified, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation will be adopted or publicly proposed by Company; (iv) the board of directors of Company will not fail to reaffirm or republish the Company Board Recommendation within two (2) Business Days of being requested by Albireo; and (v) the board of directors of Company will not fail to recommend against acceptance of, or take a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

(c)     Notwithstanding anything to the contrary contained in Section 6.2(b), at any time prior to the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that (x) as a result of Company’s receipt of an Acquisition Proposal that was not the result of a breach of Section 6.10(a)(i) and that the board of directors of Company has determined in good faith, after consultation with Company’s outside legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the Original Agreement Date and that was neither known to Company or its board of directors nor reasonably foreseeable as of the Original Agreement Date (a “Company Intervening Event”), a failure to make a Company Change in Recommendation is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 6.2(c), Company shall provide Albireo and Sellers with four (4) Business Days’ prior written notice (the “Notice Period”) advising Albireo and Sellers that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 6.10(a)(ii) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such Notice Period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Albireo in good faith (to the extent Albireo wishes to negotiate) to enable Albireo to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) in the case of a Superior Offer, Company shall consider in good faith any proposal by Albireo or Sellers to amend the terms and conditions of this Agreement in a manner that would make Albireo’s or Sellers’ modified proposal at least as favorable to Company and its stockholders as the Superior Offer. If the board of directors of Company determines that, in accordance with clause (ii) of the immediately preceding sentence, Albireo’s or Sellers’ modified proposal is at least as favorable to Company and the Company Stockholders as the Superior Offer (after taking account any amendment or modification to the terms of such Superior Offer) then the board of directors of Company shall recommend such modified proposal to the Company Stockholders; provided, however, that in the event of any amendment or modification to the terms of such Superior Offer makes it more favorable than the latest modified proposal by Albireo or Sellers, the notification provisions above shall again apply, except that the Notice Period shall be three (3) Business Days rather than four (4) Business Days. It is expressly understood and agreed by all Parties that a “stop, look and listen” or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Company Change in Recommendation.

(d)     Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting will not be limited or otherwise affected by any withdrawal or modification of the Company Board Recommendation.

(e)     Nothing contained in this Agreement will prohibit Company or its board of directors from making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that no Company Change in Recommendation shall be made except in accordance with the terms of this Agreement.

6.3    Access to Information; Confidentiality. From the Original Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, Company and Albireo will each afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and Albireo each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided that each of Company and Albireo reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel (it being agreed that each Party shall inform the other of the fact that it is withholding such information, and thereafter the parties shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Without limiting the generality of the foregoing, during the Pre-Closing Period: (a) Company and Albireo will promptly provide the other with copies of (i) any notice, report or other document filed with or sent to any Governmental Body in connection with the Acquisition or any of the other transactions contemplated by this Agreement; (ii) any material notice, report or other document received from any Governmental Body; (iii) all material operating and financial reports prepared by such Party (or its Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, discount reports, write-off reports, hiring reports and capital expenditure reports; and (iv) any material notice, document or other communication sent by or on behalf of such Party to any third party to any Contract to which such Party or its Subsidiaries is a party, or sent to such Party by any third party to any Contract (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) to which such Party or its Subsidiaries is a party; and (b) Company will promptly provide Albireo with copies of any written materials or communications sent by or on behalf of Company to its stockholders. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Albireo and Company.

6.4    Regulatory Approvals and Related Matters.

(a)     Each Party will file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of Albireo and Company will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by this Agreement. Each of Albireo and Company will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Acquisition or any of the other transactions contemplated by this Agreement, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)     Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.4(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Acquisition and make effective the other transactions contemplated by this Agreement (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Acquisition and the other transactions contemplated by this Agreement). Without limiting the generality of the foregoing, but subject to this Section 6.4(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Acquisition and the other transactions contemplated by this Agreement; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Acquisition or any of the other transactions contemplated by this Agreement; and (iii) lift any restraint, injunction or other legal bar to the Acquisition.

6.5    Director Indemnification and Insurance.

(a)     From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the Original Agreement Date, or who becomes prior to the Closing, a director or officer of any Albireo Company or Acquiring Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of an Albireo Company or Acquiring Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such Albireo Company’s or Acquiring Company’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the Albireo Company’s or Acquiring Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the applicable Acquiring Company and the applicable Albireo Company, jointly and severally, upon receipt by Company or Albireo from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)     Prior to Closing, Company may procure directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be permitted to expend pursuant to this Section 6.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance. If Company does not procure such directors’ and officers’ liability insurance prior to Closing, then, for a period of six (6) years from the Closing Date, Company shall maintain directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be required to expend pursuant to this Section 6.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance.

(c)     Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.5 in connection with their enforcement of their rights provided in this Section 6.5 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(d)     The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Albireo and Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e)     This Section 6.5 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Albireo, Company and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that the Company or Albireo have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 9.2).

(f)     In the event Company or Albireo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or Albireo, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

6.6    Notification of Certain Matters.

(a)    Company will give prompt notice to Albireo and each Seller, Albireo will give prompt notice to Company and each Seller will give prompt notice to Albireo and Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company, Albireo or such Seller, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6(a) will not limit or otherwise affect the remedies available hereunder to a Party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 7.2(a) and 7.3(a) unless the failure to give such notice results in material prejudice to another Party.

(b)    Company, Albireo and each Seller will give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Acquisition or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company, Albireo or such Seller that relates to the Acquisition or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or an Albireo Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or an Albireo Material Adverse Effect.

6.7    Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Albireo and Company will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition or this Agreement. No Party will issue any press release or make any such public statement without the prior consent of, in the case of (i) Company, Albireo, (ii) Albireo, Company or (iii) a Seller, Albireo and Company, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Albireo if required by Legal Requirements or otherwise made in connection with a Company Change in Recommendation and (B) other than a press release announcing a Company Change in Recommendation or a subsequent press release relating to such Company Change in Recommendation, any press release or public statement to be issued without the consent of Albireo pursuant to clause (A) shall be subject to reasonable prior notice to and review of Albireo and Company shall consider any and all reasonable comments of Albireo thereon in good faith.

6.8    Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the Albireo Shares after the Closing (“Stamp Taxes”).

6.9    Board of Directors. Company will take all actions necessary, in consultation with Albireo, to cause the board of directors of Company, immediately after the Closing, to consist of the Albireo Appointees, to remain in office or to be duly appointed to the class indicated on Schedule IV, and the Company Appointees, to remain in office or to be duly appointed to the class indicated on Schedule IV; provided, however, that so long as Company remains a public reporting company, the board of directors of Company will continue to satisfy applicable Legal Requirements, including, to the extent required, maintaining an independent audit committee, and the nominations by Company and Albireo hereunder will allow Company to comply with such Legal Requirements.

6.10    Non-Solicitation by Company and Albireo.

(a)    Non-Solicitation by the Company.

(i)    Prior to the receipt of Company Stockholder Approval, Company will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Acquiring Company, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Acquiring Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to obtaining the Company Stockholder Approval, Company may furnish nonpublic information regarding the Acquiring Companies to, and enter into discussions with, any Person in response to an Acquisition Proposal that, after consultation with its outside legal and financial advisors, Company’s board of directors determines in good faith is, or is reasonably expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal was not the result of a breach of Section 6.10(a)(i), (2) the board of directors of Company concludes in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of the Company to the Company Stockholders under applicable Legal Requirements, (3) prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Albireo written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between Albireo and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) prior to or simultaneously with furnishing any such information to such Person, Company furnishes or makes available such nonpublic information to Albireo (to the extent such nonpublic information has not been previously furnished or made available by Company to Albireo). Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Albireo, Sellers and their respective

Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than Albireo, Sellers and their respective Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose. Within ten (10) Business Days of the Original Agreement Date, Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Company or any other Acquiring Company since July 31, 2015, relating to an Acquisition Proposal. Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.10(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(a)(i) by Company for purposes of this Agreement.

(ii)    Prior to the receipt of Company Stockholder Approval, Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Albireo orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any Acquiring Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Albireo informed, on a prompt basis, in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(b)    Non-Solicitation by Albireo.

(i)    Prior to the receipt of Company Stockholder Approval, Albireo will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Albireo Company, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Albireo Acquisition Proposal or take any action that would reasonably be expected to lead to an Albireo Acquisition Proposal, (w) furnish any nonpublic information regarding any Albireo Company to any Person in connection with or in response to an Albireo Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Albireo Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Albireo Acquisition Proposal, (y) approve, endorse or recommend any Albireo Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Albireo Acquisition Proposal”, taking into account the proviso in such definition. Albireo shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Company and its respective Affiliates) conducted heretofore by Albireo or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Albireo Acquisition Proposal or which could reasonably be expected to lead to an Albireo Acquisition Proposal, and, in connection therewith, Albireo will immediately discontinue access by any Person (other than Company and its respective Affiliates) to any data room (virtual or otherwise) established by Albireo or its Representatives for such purpose. Without limiting the generality of the foregoing, Albireo acknowledges and agrees that in the event any Representative of Albireo (or its Subsidiaries), takes any action that, if taken by Albireo (or its Subsidiaries) would constitute a breach of this Section 6.10(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(b)(i) by Albireo for purposes of this Agreement.

(ii)    Prior to the receipt of Company Stockholder Approval, Albireo will promptly (and in no event later than twenty-four (24) hours after receipt of any Albireo Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Albireo Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Albireo Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any Albireo Company (including the identity of the Person making or submitting such Albireo Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Albireo will keep Company informed, on a prompt basis, in all material respects with respect to the status of any such Albireo Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

6.11    Restrictions on Transfer; Lock-up.

(a)    Each Seller covenants and agrees for the benefit of Company that, until the earlier of the termination of this Agreement or the Closing, such Seller will not, directly or indirectly:

(i)    offer, sell, transfer (whether by merger, operation of law or otherwise), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding, directly or indirectly, with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any shares in the Albireo Authorized Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing; or

(ii)    take any other action with respect to shares in the Albireo Authorized Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing, that would in any way restrict, limit, or interfere with the performance of such Seller’s obligations hereunder or the transactions contemplated by this Agreement.

(b)    Notwithstanding the foregoing, any Seller may assign or transfer shares in the Albireo Authorized Share Capital or the 2014 Loan Notes, the 2015 Loan Notes or any other security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing, to any Permitted Transferee, provided, however, that (i) such assignment or transfer is made in accordance with applicable Legal Requirements and in compliance with any contractual restriction upon the assignment or transfer of such shares, securities or interests, including, where applicable, restrictions contained in the Articles of Association, the Shareholders’ Agreement, the 2014 Loan Note Instrument or the 2015 Loan Note Instrument, and (ii) the Seller shall require such Permitted Transferee to execute a Joinder Agreement substantially in the form attached hereto as Exhibit F (“Joinder Agreement”). “Permitted Transferee” means (A) if such Seller is a natural person (I) any Person related to a Seller by blood, marriage, domestic partnership or adoption, not more remote than a first cousin (collectively, “Family Members”), (II) a Seller’s estate or any Person lawfully appointed as personal representative in respect of the administration thereof, (III) any trust for the benefit of a Seller or any Family Member(s), (IV) any Person by bona fide gift, will or intestacy, (V) any partnership, corporation or limited liability company which is controlled by a Seller or any such Family Member(s), (B) if such Seller is a corporation, partnership, or other business entity, (I) to another corporation, partnership or other business entity that is an Affiliate of such Seller, including investment funds or other entities under common control or management with such Seller, (II) any distribution or dividend to equity holders (including general or limited partners and members) of such Seller (including upon the liquidation and dissolution of Seller pursuant to a plan of liquidation approved by Seller’s equity holders) or (III) as a bona fide gift to a charitable organization, and (C) any other Seller or an Affiliate thereof.

(c)     Lock-ups.

(i)    In connection with this Agreement and the transactions contemplated hereby, each Seller hereby agrees that, without the prior written consent of the Company, such Seller will not, during the period ending 180 days after Closing (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock (including the Acquisition Consideration) or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act by such Seller and whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock (except, for purposes of clause (iii), such demands or exercises as will not require any public filing or other public disclosure to be made in connection therewith or will permit any required public filing or other public disclosure to be made after the expiration of the Lock-Up Period).

(ii)    The restrictions and obligations contemplated by this Section 6.11(c) shall not apply to: (i) Investor Subscription Shares; (ii) transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock to Permitted Transferees; (iii) the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards and any related transfer of shares of Company Common Stock to Company (A) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); (iv) transfers by the undersigned of securities acquired in the open market following the Closing; or (v) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Common Stock; provided that such plan does not provide for the transfer of shares of Company Common Stock during the Lock-Up Period and that no filing or other public announcement shall be required or voluntarily made during the Lock-Up Period by such Seller or Company as a result of the establishment of any such plan; and provided further that in the case of any transfer or distribution pursuant to clause (ii), such transfer is not for value and each Permitted Transferee shall sign and deliver to the Company a lock-up letter containing provisions substantially similar to those contained in this Section 6.11(c); and provided further that in the case of any transfer or distribution pursuant to clause (ii), (iii), or (iv) that no filing by the undersigned or, with respect to clause (ii), any recipient of the shares transferred, in each case, under Section 16(a) of the Exchange Act or other public announcement shall be required or voluntarily made in connection with such transfer or distribution, in each case, during the Lock-Up period.

6.12    Joinder Agreements. Albireo shall cause each Person who is not already a Party and who acquires shares of Albireo Authorized Share Capital, from Albireo, subsequent to the Original Agreement Date to become a Party by executing a Joinder Agreement.

6.13    Listing; Symbol. Company will use its reasonable best efforts to cause (a) the shares of Company Common Stock to be issued in connection with the Acquisition to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Closing and (b) Company Common Stock to be listed on NASDAQ under a symbol chosen by Albireo prior to the Original Agreement Date at or as promptly as possible after the Closing.

6.14    Section 16 Compliance. Subject to the following sentence, prior to the Closing, Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Company Common Stock (including derivative securities with respect to Company Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Albireo will furnish the following information to Company for each individual who, immediately after the Closing, is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company: (a) the number of Albireo Shares expected to be held by such individual immediately following the Share Conversion and exchanged for shares of Company Common Stock pursuant to the Acquisition; and (b) the number of other derivative securities (if any) with respect to Albireo Shares held by such individual and expected to be converted into shares of Company Common Stock or derivative securities with respect to Company Common Stock in connection with the Acquisition.

6.15    Albireo Options and Albireo Warrants.

(a)     Prior to the Closing, Albireo will make an offer to each holder of Albireo Options or Albireo Warrants, as applicable, whether or not vested, for the replacement of, and in the case of Albireo Warrants, other appropriate compensation for (which shall take the form of a replacement equity-based award), each Albireo Option or Albireo Warrant that is outstanding and unexercised immediately prior to the Closing in accordance with the terms of the applicable Albireo Equity Plan and this Section 6.15 (the “Replacement Offer”) in a form that is reasonably satisfactory to Company. If any Replacement Offer is not accepted prior to Closing, such Replacement Offer will remain open for a period of two (2) days after the Closing Date (the “Replacement Period”).

(b)    The following terms shall apply where a holder of Albireo Options or Albireo Warrants elects to receive replacement options, exercisable for, or other equity-based awards based on, shares of Company Common Stock, as applicable (any such option, a “Replacement Option” and any such other equity-based award, a “Replacement Award”). With respect to any Replacement Option, (i) the number of shares of Company Common Stock subject to each Replacement Option will be determined by multiplying (x) the number of Albireo Shares that were subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each Replacement Option will be determined by dividing (x) the per share exercise price of Albireo Shares subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. With respect to any Replacement Award, such award will be granted with respect to that number of shares of Company Common Stock determined by multiplying (x) the Net Number of Albireo Shares (as defined below) by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, where the Net Number of Albireo Shares is equal to (i) the number of Albireo Shares that were subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing (the “Total Share Number”) less (ii) the number of Albireo Shares equal to the quotient obtained by dividing (A) the product of the Total Share Number and the exercise price per share of the Albireo Option or Albireo Warrant, as applicable, that such Replacement Award is replaced by (B) $0.8762. Such Albireo Option or Albireo Warrant replaced by Company in accordance with this Section 6.15(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Company Common Stock subsequent to the Closing; and Company’s board of directors or a committee thereof will succeed to the authority of Albireo’s board of directors or any committee thereof with respect to each Albireo Option or Albireo Warrant so replaced by Company. Notwithstanding anything to the contrary in this Section 6.15, to the extent applicable, the replacement of each Albireo Option into an option to purchase Company Common Stock will be made in a manner consistent with Sections 409A of the Code and the Treasury Regulations thereunder. Unless otherwise provided in a Replacement Offer, each Replacement Option or Replacement Award granted in respect of (A) an Albireo Option shall remain subject to the same terms and conditions governing vesting and exercisability (if applicable) that applied to such Albireo Option immediately prior to the Closing and otherwise shall remain subject to the same terms and conditions that so applied, other than terms that are rendered inoperative by reason of the transaction contemplated by this Agreement and (B) an Albireo Warrant shall either (1) remain subject to the same terms and conditions governing vesting and exercisability (if applicable) that applied to such Albireo Warrant immediately prior to the Closing or (2) be subject to substantially similar terms and conditions governing vesting and exercisability (if applicable) as Replacement Options granted in respect of Albireo Options.

(c)    If a holder of Albireo Options or Albireo Warrants does not accept the Replacement Offer within the Replacement Period then such holder’s Albireo Options or Albireo Warrants, as applicable, shall lapse at the end of the Replacement Period.

(d)    Albireo and the Company shall take all actions reasonably necessary to effectuate the provisions of this Section 6.15. Company shall take all actions reasonably necessary to assume the Albireo Option Plan as of the Closing.

6.16    Allocation Certificate. Albireo will prepare and deliver to Company, at least five (5) Business Days prior to the Closing, a certificate signed by a duly authorized director of Albireo in a form reasonably acceptable to Company which sets forth (a) a true and complete list of the Sellers immediately prior to the Closing and the number Albireo Shares owned by each such Seller, and (b) the allocation of the Acquisition Consideration among the Sellers pursuant to the Acquisition (the “Allocation Certificate”).

6.17    Employee Matters. No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of Albireo, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of Albireo, Company or any of their respective subsidiaries to terminate the employment or service of any employee or service provider for any reason, (ii) require Albireo, Company or any of their respective Subsidiaries to continue any Company Employee Plan or Albireo Employee Plan or prevent the amendment, modification or termination thereof, (iii) confer upon any current or former employee or other service provider of Albireo, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any Company Employee Plan or Albireo Employee Plan.

6.18    Disclosure Schedules. Each of Company and Albireo may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the Original Agreement Date, would have been required to be set forth or described in the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, on the Original Agreement Date or that is necessary to correct any information in the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Albireo or Sellers for purposes of Section 7.2(a) and 7.3(a) of this Agreement or any other provision of this Agreement.

6.19    Tax Cooperation. The Parties acknowledge that the exchange of Albireo Shares for shares of Company Common Stock is desired to constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and agree to cooperate in all reasonable respects to structure the exchange in a manner that qualifies with Section 368(a) of the Code; provided, however, that such cooperation shall not require a Party to agree to any amendment to the terms and conditions of this Agreement that would be adverse to such Party (whether or not material), including, an amendment that would (a) result in the holders of Company capital stock and Company Options immediately prior to the Closing, collectively, holding less than the percentage of the Company capital stock that they would have held immediately after the Closing, collectively (on a fully diluted basis and based on the treasury method in respect of options), if such amendment were not made or (b) necessarily result in more than a five Business Day delay in the consummation of the transactions contemplated by this Agreement. The Parties further acknowledge and agree that qualification of the exchange of Albireo Shares for shares of Company Common Stock as a reorganization within the meaning of Section 368(a) of the Code is not assured and is not a condition to Closing.

6.20    Legends. The Parties agree and acknowledge that the certificates (or uncertificated book-entries, as applicable) representing shares of Company Common Stock issued pursuant to this Agreement shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1    Conditions to Obligation of Each Party to Effect the Acquisition. The respective obligations of each Party to effect the Acquisition will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition on substantially identical terms and conferring upon Company substantially all the rights and benefits as contemplated herein, will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition on substantially identical terms and conferring upon Company substantially all the rights and benefits as contemplated herein, illegal;

(b)    Stockholder Approvals. The Company Stock Issuance and Company Reverse Stock Split will have been duly approved by the Company Stockholder Approval.

(c)    Proxy Statement. No order enjoining the distribution of the Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking an order enjoining the distribution of the Proxy Statement have been initiated or, to the knowledge of Albireo or Company, as the case may be, be threatened by the SEC or any securities administrator of any state or country.

(d)    Listing; Symbol. The NASDAQ Listing Application will have been conditionally approved, and the shares of Company Common Stock issuable to the Sellers as provided for in this Agreement shall have been conditionally approved for listing on NASDAQ, subject to official notice of issuance. Company Common Stock will have been approved for listing under a symbol chosen by Albireo prior to the Original Agreement Date, effective as of, or promptly after, the Closing.

7.2    Additional Conditions to Obligations of Albireo and Sellers. The obligation of Albireo and Sellers to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.2 (Capital Structure) and Section 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, de minimis inaccuracies) shall be true and correct in all respects as if made at the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct at and as of the Original Agreement Date and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     [RESERVED]

(d)    Company Material Adverse Effect. Since the Original Agreement Date, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, having, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Other Deliveries. Albireo will have received certificates of good standing (or equivalent documentation) of Company in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of Company’s Certificate of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of Company approving this Agreement, the consummation of the transactions contemplated hereby and the change of any signature authorities or other bank mandates of Company in the manner requested by Albireo, and a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been duly satisfied.

(f)    Company Officers and Board of Directors. Albireo will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company listed on Schedule VI, pursuant to which each such person will resign as a member of the board of directors of Company, effective immediately prior to the Closing, and the Company’s board of directors will have adopted a resolution removing each officer of the Company listed on Schedule VI from their respective positions as officers of the Company effective upon or prior to the Closing.

(g)    Company Net Cash. Company Net Cash shall be at least twenty million dollars ($20,000,000); provided, however, that if the Determination Date is after October 1, 2016, the condition in this Section 7.2(g) shall be reduced by $400,000 on the last day of each calendar month until such time as the Determination Date occurs or this Agreement is terminated.

(h)    Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect immediately following the Closing.

(i)    Albireo Appointees. The Albireo Appointees shall have been appointed to the board of directors of Company effective immediately following the Closing.

7.3    Additional Conditions to Obligations of Company. The obligation of Company to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Albireo contained in Section 2.2 (Capital Structure), 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) and 2.22 (Ownership of Company Capital Stock) and the representations and warranties of Sellers contained in Section 4.1 (Ownership of Albireo Capital Stock and Loan Notes), 4.2 (Authority; Non-Contravention) and 4.6 (Ownership of Company Capital Stock) (other than, with respect to the representations and warranties contained in Sections 2.2 and 4.1, de minimis inaccuracies) shall be true and correct in all respects and (ii) the other representations and warranties of Albireo and Sellers contained in this Agreement or in any certificate or other agreement delivered by Albireo or Sellers, as applicable, pursuant hereto shall be true and correct at and as of the Original Agreement Date and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (iii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Albireo Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, an Albireo Material Adverse Effect.

(b)    Agreements and Covenants. Albireo and the Sellers will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     [RESERVED]

(d)    Albireo Material Adverse Effect. Since the Original Agreement Date, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Albireo and its Subsidiaries, taken as a whole, having, individually or in the aggregate, an Albireo Material Adverse Effect.

(e)    Other Deliveries.

(i)     Company will have received: certificates of good standing (or equivalent documentation) of Albireo in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of Albireo’s Articles of Association (as are in effect immediately prior to Closing); a certificate as to the incumbency of directors and any company secretary and the adoption of the resolutions of the board of directors of Albireo approving the transactions contemplated by this Agreement, to approval of the registry of the Albireo Shares to be registered in the name of Company (subject only to their being duly stamped notwithstanding any provision to the contrary in the Articles of Association of Albireo), and a certificate executed by a duly authorized director of Albireo confirming that the conditions set forth in Sections 7.3(a), Section 7.3(b) and Section 7.3(d) have been duly satisfied.

(ii)     Sellers shall have delivered to the Transfer Agent duly executed transfers in favor of Company of all of the Albireo Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(iii)     Sellers shall have delivered to the Transfer Agent the share certificates representing the Albireo Shares (or the indemnity for lost certificates pursuant to Section 1.9(b)); and

(iv)     Sellers shall have delivered to the Transfer Agent or Company such waivers or consents as may be necessary to enable Company or its nominee(s) to become the registered holder of all of the Albireo Shares and such other documents as may be required to give a good title to the Albireo Shares and to enable Company or its nominee(s), subject to stamping, to become the registered holders of them.

(f)     Allocation Certificate. A duly authorized director of Albireo will have executed and delivered to Company the Allocation Certificate.

(g)     Investor Subscription. The Investor Subscription shall have been consummated on the terms set forth in this Agreement, and Albireo shall have received the proceeds therefrom.

(h)     Conversions. The Conversions shall have occurred.

(i)     Deed of Loan Termination. Each 2015 Loan Note Holder that is a party to the 2015 Convertible Loan Agreement shall have executed and delivered the Deed of Loan Termination.

ARTICLE 8

TERMINATION

8.1    Termination. This Agreement may be terminated and the Acquisition may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the Company Stockholders:

(a)     by mutual written consent of Company and Albireo duly authorized by each of their respective boards of directors;

(b)     by either Albireo or Company, after the End Date, if the Acquisition has not been consummated (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date, provided further that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC, each of Company and Albireo shall be entitled to extend the period for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days);

(c)     by either Albireo or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

(d)     by either Albireo or Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have taken a final vote on the Company Stock Issuance and Company Reverse Stock Split and (ii) the Company Stock Issuance or Company Reverse Stock Split shall not have been approved by the Company Stockholder Approval Threshold; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement;

(e)     by Albireo upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Albireo to Company of such breach or inaccuracy and its intention to terminate the Agreement pursuant to this Section 8.1(e); provided further that no termination may be made pursuant to this Section 8.1(e) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(d));

(f)     by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Albireo or Sellers set forth in this Agreement, or if any representation or warranty of Albireo or Sellers will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Albireo or Sellers, then this Agreement will not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to Albireo of such breach or inaccuracy and its intention to terminate the Agreement pursuant to this Section 8.1(f);

(g)     by Company, if there will have occurred any Albireo Material Adverse Effect since the Original Agreement Date; provided, however, such termination shall only be effective if such Albireo Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Company to Albireo of such Albireo Material Adverse Effect and its intention to terminate the Agreement pursuant to this Section 8.1(g);

(h)     by Albireo, if there will have occurred any Company Material Adverse Effect since the Original Agreement Date; provided, however, such termination shall only be effective if such Company Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Albireo to Company of the occurrence of such Company Material Adverse Effect and its intention to terminate the Agreement pursuant to this Section 8.1(h);

(i)     by Albireo, prior to obtaining the Company Stockholder Approval, if the board of directors of Company has (i) effected any Company Change in Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within two (2) Business Days of Albireo’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(j)     by the Company, prior to obtaining the Company Stockholder Approval, if the Company board of directors authorizes the Company to enter into an acquisition agreement (other than an Acceptable Company Confidentiality Agreement) in respect of a Superior Offer;

(k)     by Company, prior to Closing, if (i) Albireo (or the applicable Albireo Company) discontinues the A4250 Study, or the Safety Monitoring Committee overseeing the A4250 Study recommends that Albireo (or the applicable Albireo Company) discontinue the A4250 Study in either case as a result of an adverse development in the A4250 Study with respect to Albireo’s product candidate known as A4250 that makes it impracticable, from a medical perspective, to conduct future development of A4250 irrespective of dose or target indication, or (ii) the A4250 Study is put on clinical hold or similar status by the FDA or other comparable Governmental Body as a result of an adverse development in the A4250 Study with respect to A4250 that makes it impracticable, from a medical perspective, to conduct future development of A4250 irrespective of dose or target indication; or

(l)     by Company at any time after the applicable Financial Statement Deadline, if, as of the time of Company’s notice of termination of this Agreement pursuant to this Section 8.1(l), Albireo has not yet delivered Albireo financial statements (other than the Albireo Financials, which have been delivered by Albireo prior to the date of this Agreement) as of and for an interim period ending on any fiscal quarter end after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, by the applicable Financial Statement Deadline.

8.2    Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2 and 8.3 and (ii) for any liability for any knowing breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 8.2 and Section 8.3(d), a “knowing breach” is an act or omission with the actual knowledge that such act or omission represents, or would cause, a breach of this Agreement). No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

8.3    Expenses; Termination Fees.

(a)     Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Acquisition is consummated. Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, without which, the Parties would not enter into this Agreement.

(b)     Company will pay to Albireo a termination fee (the “Company Termination Fee”) in an amount in cash equal to one million one hundred thousand dollars ($1,100,000), less any amounts previously paid pursuant to Section 8.3(c), in the event that this Agreement is terminated pursuant to (i) Section 8.1(b), (ii) Section 8.1(d), (iii) Section 8.1(e), (iv) Section 8.1(i) or (v) Section 8.1(j); provided that, in the case of each of clauses (i), (ii) and (iii), an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Company’s board of directors after the Original Agreement Date and prior to such termination and, within twelve (12) months after the date of such termination, Company consummates such Acquisition Transaction, such fee to be paid not later than two (2) Business Days after such Acquisition Transaction is consummated; provided that for purposes of this clause Section 8.3(b) all references in the definition of Acquisition Transaction to 15% shall instead refer to 50%.

(c)     Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Albireo and Sellers for all fees and expenses (up to $250,000) incurred by Albireo and Sellers in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated by either party pursuant to Section 8.1(d).

(d)     In the event that Albireo shall be entitled to receive the Company Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Albireo and Sellers in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(d), the Parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedy of Albireo in respect of a termination pursuant to Section 8.1 under circumstances requiring the payment of the Company Termination Fee; provided, that this Section 8.3(d) shall not apply where Albireo’s right to terminate this Agreement pursuant to Section 8.1(d), 8.1(e) or 8.1(i) results from, or Company terminates this Agreement pursuant to Section 8.1(j) following a knowing breach by Company of this Agreement.

(e)     If Company fails to pay when due any amount payable by Company under this Section 8.3, then (i) Company will reimburse Albireo and Sellers for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Albireo and Sellers of their rights under this Section 8.3, and (ii) Company will pay to Albireo and Sellers interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Albireo and Sellers in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9

GENERAL PROVISIONS

9.1    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)    If to Albireo or Sellers:

Albireo Limited

c/o Albireo, Inc.

50 Milk Street, 16th Floor

Boston, MA 02109

Attn: Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: Marc A. Rubenstein

Email:

Fax:

(b)    If to Company:

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Attn: Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attn:

        Marc Recht and

        Miguel J. Vega

Email:

Fax:

9.2    Amendment. This Agreement may be amended by action taken (i) by or on behalf of the respective boards of directors of Company and Albireo, (ii) a Seller Majority and (iii) solely in the case of an amendment to Section 6.5 after the Closing, the affected D&O Indemnified Parties as contemplated in Section 6.5(e); provided that no amendment may disproportionately affect any Seller that has not approved or consented to such amendment; provided further that, after approval of the Acquisition by the Company Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties (and, if applicable, the affected D&O Indemnified Parties) taking such action as provided above.

9.3    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6    Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Albireo and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Albireo; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing. Neither Company nor Albireo may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both the other and a Seller Majority, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Company, Albireo and a Seller Majority (calculated by disregarding Albireo Voting Preference Shares held by the assigning Seller).

9.7    Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties). Notwithstanding the foregoing, for the avoidance of doubt, the Company shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

9.8    Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9    Remedies Cumulative; Specific Performance. Except for the matters described in Section 8.3(d) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10    Governing Law; Venue; Waiver of Jury Trial.

(a)     This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)     The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12    Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.13    Cooperation. Each Party agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14    Limited Survival of Representations and Warranties. The representations and warranties contained in Article 4 hereof (but excluding Section 4.4) shall survive the Closing. Notwithstanding anything contained herein to the contrary, none of the representations or warranties of Company or Albireo shall survive the Closing.

9.15    Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)     The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)     The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry. The term “knowledge of Albireo,” and all variations thereof, will mean the actual knowledge of the Albireo Persons, or any of them, after reasonable inquiry.

(f)     Unless otherwise specified, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(g)     Any information made available to Company in Albireo’s virtual dataroom shall constitute disclosure of such information by Albireo to Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ALBIREO LIMITED

By:	/s/ Ron Cooper
Name:	Ron Cooper
Title:	CEO and Director

BIODEL INC.

By:	/s/ Gary Gemignani
Name:	Gary Gemignani
Title:	Interim Chief Executive Officer and
Chief Financial Officer

SELLERS:

/s/ Yvonne Bertlin on behalf of AstraZeneca AB (publ)
Yvonne Bertlin, CFO Name & capacity of signatory
Date: July 13, 2016

/s/ Stefan Fischer /s/ Josef Moosholzer
on behalf of TVM Life Science Ventures VI L.P. (represented by its general partner TVM Life Science Ventures VI (Cayman) Ltd.
Stefan Fischer Josef Moosholzer Authorized Officer Authorized Officer Name & capacity of signatory
Date: July 13, 2016

/s/ Stefan Fischer /s/ Josef Moosholzer on behalf of TVM Life Science Ventures VI GmbH & Co. KG, Munich

Stefan Fischer Josef Moosholzer Authorized Officer Authorized Officer Name & capacity of signatory
Date: July 13, 2016

/s/ Charles Sermon Director, on behalf of Phase4 Partners Limited (acting as manager of Phase4 Ventures III LP)
on behalf of Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)
Charles Sermon Name & capacity of signatory
Date: July 13, 2016

/s/ William Gilmore
on behalf of Healthcare Private Equity Limited Partnership
William Gilmore, authorized signatory of Aberdeen Asset Investments Ltd as Manager
Name & capacity of signatory
Date: July 13, 2016

/s/ Clive Bode
on behalf of TPG Biotechnology Partners II, L.P. By: TPG Biotechnology GenPar II, L.P. Its: General Partner By: TPG Biotechnology GenPar II Advisors, LLC
Its: General Partner
Date: July 13, 2016

/s/ Clive Bode
on behalf of TPG Biotech II Reinvest AIV, L.P.
By: TPG Biotechnology GenPar II, L.P.
Its: General Partner
By: TPG Biotechnology GenPar II
Advisors, LLC

Its:	General Partner
Date:	July 13, 2016

/s/ Linda Ruth Chiswell
Linda Ruth Chiswell
Date:	July 13, 2016

/s/ Jan Mattsson
Jan Mattsson
Date:	July 13, 2016

/s/ Per-Göran Gillberg
Per-Göran Gillberg
Date:	July 13, 2016

/s/ Eva Graffner
Eva Graffner on behalf for the estate of Hans Graffner
Date:	July 13, 2016

/s/ Leif Rikner
Leif Rikner
Date:	July 13, 2016

/s/ Ron Cooper
Ron Cooper
Date:	July 13, 2016

/s/ Peter Zorn
Peter Zorn
Date:	July 13, 2016

/s/ Carsten Dehning
Carsten Dehning
Date:	July 13, 2016

/s/ Kristina Torfgård
Kristina Torfgård
Date:	July 13, 2016

/s/ Terese Wallefors
Terese Wallefors
Date:	July 13, 2016

/s/ Erik Lindstrom
Erik Lindstrom
Date:	July 13, 2016

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquiring Companies” means Company and its Subsidiaries.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company or Albireo (or their respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of Company or Albireo (or their respective Subsidiaries), or (iii) in which Company or Albireo (or their respective Subsidiaries) issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of Company or Albireo (or their respective Subsidiaries); or

(c)        any liquidation or dissolution of any of Company or Albireo (or their respective Subsidiaries).

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Albireo Acquisition Proposal” means, subject to the proviso below, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Albireo (or its respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of Albireo (or its respective Subsidiaries), or (iii) in which Albireo (or its respective Subsidiaries) issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)        any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of Company or Albireo (or their respective Subsidiaries);

provided that, notwithstanding the foregoing, in no event shall (i) the issuance or potential issuance of securities by an Albireo Company representing less than fifty percent (50%) of the outstanding voting securities of Albireo (or its respective Subsidiaries), on an as-converted basis, in a bona fide transaction to raise capital or (ii) any license, collaboration or joint venture, or any transfer or disposition of assets in connection therewith, entered into or contemplated for bona fide business development purposes, be or constitute an Albireo Acquisition Proposal.

“Albireo Base Case R&D Budget” means, if the Determination Date occurs (a) prior to August 1, 2016, $2,642,000, (b) during August 2016, $3,259,000, (c) during September 2016, $4,104,000, (d) during October 2016, $4,863,000, or (e) at any time after November 2016, $5,554,000.

“Albireo Companies” means Albireo and its Subsidiaries.

“Albireo Debt Amount” means, as of the Determination Date, (a) the unpaid principal balance outstanding under the Albireo Loan Facility in Euros multiplied by (b) 1.1 to convert to U.S. dollars.

“Albireo Disclosure Schedule” means the disclosure schedule that has been delivered by Albireo to Company on the Original Agreement Date.

“Albireo Equity Plans” means the Albireo Option Plan and 2016 Warrant Instrument.

“Albireo Forecasted Net Cash” means, if the Determination Date occurs (a) prior to August 1, 2016, -4,885,990, (b) during August 2016, -6,088,358, (c) during September 2016, -7,453,497, (d) during October 2016, -8,816,384, (e) during November 2016, -10,077,000, or (f) at any time after November 2016, -11,335,321.

“Albireo IP Rights” means all IP Rights in which an Albireo Company has any right, title or interest or which are used or held for use by an Albireo Company.

“Albireo Loan Facility” means the Agreement for the Provision of a Loan Facility of Up to €6,000,000, dated December 18, 2014 (as amended on February 4, 2016), by and among Kreos Capital IV (UK) Limited and Albireo and certain of its Subsidiaries.

“Albireo Loan Warrant” means the warrant outstanding as of the Original Agreement Date under the Albireo Loan Warrant Instrument to subscribe for Series B Preference Shares or Series C Preference Shares in an amount up to €720,000 at the applicable subscription price.

“Albireo Loan Warrant Instrument” means the warrant instrument executed by Albireo on 18 December 2014 (as amended on 1 October 2015) creating warrants to subscribe for such number of shares of Albireo as calculated by dividing of €720,000 by the relevant subscription price thereunder.

“Albireo Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Albireo Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an Albireo Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Albireo participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Albireo Companies, taken as a whole, relative to other companies in the industry in which the Albireo Companies operate; (ii) any failure by an Albireo Company to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Original Agreement Date (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute an Albireo Material Adverse Effect and may be taken into account in determining whether an Albireo Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Acquisition; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the Original Agreement Date) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Albireo Companies, taken as a whole, relative to other companies in the industry in which the Albireo Companies operate; (vi) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of an Albireo Company or licensees in respect of Albireo’s products or product candidates; or (vii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Albireo’s product candidates; or (b) the ability of Albireo or Sellers to consummate the Acquisition or to perform any of their respective covenants or obligations under this Agreement.

“Albireo Net Cash” means, as of the Determination Date, Albireo’s (a) cash and cash equivalents minus (b) the Albireo Debt Amount minus (c) all indebtedness or other obligation for borrowed money (for clarity, on a cash basis), including the Albireo Loan Note Interest, if and to the extent neither waived nor canceled nor to be satisfied by the payment of cash to Company or an Albireo Company, but excluding money borrowed from Kreos Capital IV (UK) Limited and excluding the Loan Notes, minus (d) Transaction Costs minus (e) aggregate proceeds from the Investor Subscription, to the extent received as of the Determination Date, minus (f) the positive difference, if any, between the Albireo Base Case R&D Budget and all Albireo R&D Expenses paid on or after April 1, 2016 plus (g) all Albireo R&D Expenses paid on or after April 1, 2016 in excess of the Albireo Base Case R&D Budget plus (h) any Stamp Taxes paid plus (i) all prepaid Albireo Company expenses listed on Part A of the Albireo Disclosure Schedule plus (j) all Excluded Charges paid.

Albireo Net Cash shall be denominated in U.S. dollars and each component initially denominated in any other currency shall be converted based on the published Wall Street Journal rate as of the Determination Date. Each item for which an amount is included in one component of Albireo Net Cash described in subparts (a) through (j) above shall be excluded from all other components of Albireo Net Cash so that the calculation of Albireo Net Cash does not double count the amount for such item.

“Albireo Option” means any right to acquire shares in the capital of Albireo issued pursuant to the Albireo Option Plan.

“Albireo Option Plan” means the Albireo Limited Share Option Plan established by Albireo on 18 March 2016, as amended.

“Albireo Persons” means Ron Cooper, Carsten Dehning, Jan Mattsson and Pete Zorn.

“Albireo Pre-Conversion Shares” means the Albireo Voting Preference Shares, the Series A Non-voting Preference Shares of €0.01 each and the Ordinary A Shares.

“Albireo R&D Expenses” means expenses associated with nonclinical research or development, clinical trials, manufacturing or other research and development activities conducted by or on behalf of any Albireo Company.

“Albireo Voting Preference Shares” means the Series A Voting Preference Shares of €0.01 each in the capital of Albireo, the Series B Preference Shares and the Series C Preference Shares.

“Albireo Warrant” means any warrant and associated entitlements to subscribe for shares in the capital of Albireo issued pursuant to the 2016 Warrant Instrument.

“Articles of Association” means the articles of association of Albireo as amended and in effect from time to time (including the Interim Articles of Association).

“A4250 Study” means the clinical study in children of Albireo’s product candidate known as A4250 ongoing as of the Original Agreement Date (Clinical Study Protocol No. A4250-003).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close.

“Closing Articles of Association” means the amended articles of association of Albireo substantially in the form attached hereto as Exhibit G, to be adopted on or after Closing.

“Company Common Stock” means the Common Stock of Company, par value $0.01.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Albireo as of the Original Agreement Date.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquiring Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquiring Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (ii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Acquisition; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the Original Agreement Date) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (vi) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; or (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby; or (b) the ability of Company to consummate the Acquisition or to perform any of its covenants or obligations under the Agreement.

“Company Net Cash” means, as of the Determination Date, Company’s (a) cash and cash equivalents minus (b) restricted cash minus (c) all indebtedness or other obligation for borrowed money minus (d) all payments or obligations, whether absolute, contingent or otherwise, relating to termination of employment or service prior to or following the Closing, including severance, minus (e) all payments due as a result of the transactions contemplated by this Agreement that are not Transaction Costs minus (f) Transaction Costs minus (g) all accounts payable (excluding any amounts in dispute, which shall be subject to clause (i) of this definition) minus (h) all accrued expenses minus (i) the amount of any disputed portion outstanding under any Company Contract that Company would, if such dispute is resolved adversely to Company, be required to pay minus (j) all payables or obligations, whether absolute, contingent or otherwise, related to Company’s lease obligations (net of any rights of Company to receive payments relating to the property subject to such lease obligation under a sublease or otherwise) minus (k) all reserves for Legal Proceedings (other than a reserve of up to $1,000,000 representing the deductibles under applicable Company Insurance Policies, in respect of any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby) minus (l) all other current and long-term liabilities of the Acquiring Companies not reflected in clauses (a) through (k) above (including, to the extent not reflected in clauses (a) through (k) above, all liabilities, or reasonable estimates thereof, relating to the winding down of the Company’s prior research and development activities) plus (m) all prepaid Company expenses listed on Part A of the Company Disclosure Schedule plus (n) any deductibles paid under applicable Company Insurance Policies, up to $1,000,000, in respect of any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby plus (o) Stamp Taxes paid or accrued plus (p) Excluded Charges paid plus (q) Transaction Costs of Company that relate directly to the evaluation and implementation of an amendment to this Agreement agreed to by Company pursuant to its obligation to cooperate pursuant to Section 6.19, if any, plus (r) if Company Net Cash, as of the Determination Date, would but for this clause (r) be less than $21,000,000, Excluded Printer Expenses, if any.

Company Net Cash shall be denominated in U.S. dollars and each component initially denominated in a different currency shall be converted based on the published Wall Street Journal rate as of the Determination Date. Each item for which an amount is included in one component of Company Net Cash described in subparts (a) through (r) above shall be excluded from all other components of Company Net Cash so that the calculation of Company Net Cash does not double count the amount for such item.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Option Plan.

“Company Option Plan” means, collectively, the Biodel, Inc. 2010 Stock Incentive Plan, as amended, the Biodel 2004 Stock Incentive Plan, as amended, the Biodel 2005 Employee Stock Purchase Plan and the Biodel 2005 Non-Employee Directors’ Stock Option Plan, as amended.

“Company Persons” means Paul Bavier, Gary Gemignani and Regina Mitri.

“Company Reverse Stock Split” means a 30-for-1 reverse stock split of shares of Company Common Stock (including any amendment, if necessary, to the Company’s Organizational Documents to effect the Company Reverse Stock Split).

“Company RSU” means a stock unit granted under the Company Option Plan that entitles the holder thereof to a share of Company Common Stock or value based on a share of Company Common Stock upon vesting or settlement of such unit.

“Company Stockholder Approval Matters” means the approval of the issuance of the Acquisition Consideration (the “Company Stock Issuance”), the Company Reverse Stock Split and any amendments to, or adoption of, any option or warrant plans to give effect to the transactions contemplated hereby.

“Company Stockholder Approval Threshold” means (i) with respect to the approval of the amendment to the Company’s Organizational Documents to effect the Company Reverse Stock Split, the affirmative vote of a majority in voting power of the outstanding shares of Company Common Stock and (ii) with respect to each other Company Stockholder Approval Matter, the affirmative vote of a majority of the outstanding shares of Company Common Stock held by the Company Stockholders present and entitled to vote with respect to such Company Stockholder Approval Matter.

“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Conversions” means the 2014 Loan Note Conversion, the 2015 Loan Note Conversion and the Share Conversion.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Determination Date” means ten (10) days prior to the Company Stockholders’ Meeting.

“Disposition Procedures” means a disposition of the Permitted Disposition Assets by Company (i) in regular consultation with Albireo, (ii) pursuant to which Company shall have provided all documentation in respect of such disposition to Albireo, with reasonable time to review, and considered any and all comments of Albireo in good faith, (iii) that does not create any liabilities or obligations of Company to any Person, (iv) pursuant to which the acquirer of the Permitted Disposition Assets agrees to assume any and all existing, or future, liabilities or obligations of Acquiring Companies with respect to the Permitted Disposition Assets, and (v) (A) that is approved by Company Stockholders or (B) if not approved by Company Stockholders, made following Albireo’s confirmation that it has been provided an opinion of counsel acceptable to Albireo, acting reasonably, that approval of Company Stockholders is not required by any Legal Requirement to consummate such disposition.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out Licenses.

“End Date” means December 30, 2016.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA Affiliate” means, with respect to an entity, a trade or business (whether or not incorporated) that is, or at any relevant time was treated as a single employer of such entity within the meaning of Section 414(b) or 414(c) of the Code.

“Exchange Ratio” means 0.06999; except that if, as of the Determination Date, either or both of (a) Company Net Cash is greater than $22,000,000 or less than $21,000,000 and (b) Albireo Net Cash is at least $500,000 greater or less than Albireo Forecasted Net Cash, then “Exchange Ratio” shall instead mean the quotient obtained by dividing (A÷C) ÷ (B÷D), where:

A =	the sum of $51,035,990, plus the aggregate proceeds from the Investor Subscription, plus Albireo Net Cash;

B =	the sum of $6,000,000, plus Company Net Cash;

C =	64,081,655 shares; and

D =	65,898,271 shares (subject to adjustment to reflect the Company Reverse Stock Split).

“Excluded Charges” means, collectively, all costs or expenses incurred during the period from the Original Agreement Date through the Closing Date in connection with securing or maintaining directors’ and officers’ liability insurance to cover the liability of directors and officers of (a) Albireo for acts, errors, omissions, facts or events occurring on or before the Closing Date and (b) Company; provided, with respect to any directors’ and officers’ liability insurance that may be purchased by Company pursuant the first sentence of Section 6.5, Excluded Charges shall be limited to 75% of the aggregate amount expended for such insurance.

“Excluded Printer Expenses” means the product of (a) all costs or expenses incurred or paid (or, with respect to costs and expenses incurred or paid after the Determination Date, expected to be incurred or paid based on receipt of a good faith written estimate) to Company’s financial printer in connection with the Proxy Statement in excess of $50,000 times (b) 60%.

“FDA” means the United States Food and Drug Administration.

“Financial Statement Deadline” means, with respect to Albireo financial statements as of and for an interim period ending on any fiscal quarter end after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, within forty-five (45) days of the end of such quarter.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Interim Articles of Association” means the amended articles of association of Albireo, substantially in the form attached hereto as Exhibit H, adopted on or around the Original Agreement Date.

“Investor Subscription Shares” means shares of Company Common Stock exchanged for Albireo Shares received upon conversion of Series C Preference Shares purchased pursuant to the Investor Subscription.

“Investors” means those Sellers listed in Schedule V.

“IA 1986” means the United Kingdom’s Insolvency Act 1986.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“ITA 2007” means the United Kingdom Income Tax Act 2007.

“ITEPA 2003” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of NASDAQ or any other applicable securities exchange).

“Loan Notes” means the 2014 Loan Notes and the 2015 Loan Notes.

“Loan Note Holder” means a 2014 Loan Note Holder or a 2015 Loan Note Holder.

“NASDAQ” means The NASDAQ Stock Market.

“New Albireo Pharma Equity Plan” means an equity incentive plan to be provided by Albireo to Company for submission to Company Stockholders for approval at the Company Stockholders’ Meeting.

“Order” means any order, writ, injunction, judgment or decree.

“Ordinary A Shares” means the ordinary A shares of €0.01 each in the capital of Albireo (or such other class of share or security issuable pursuant to the terms of the Albireo Equity Plans).

“Ordinary Shares” means the ordinary shares of €0.01 each in the capital of Albireo.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, articles of association, bylaws and other charter documents of a company.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Disposition” means the disposition of the Permitted Disposition Assets to any Person in accordance with the Disposition Procedures.

“Permitted Disposition Assets” means the assets set forth on Part 5.1 of the Company Disclosure Schedule.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or any other piece of information that allows the identification of a natural person.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since March 31, 2014, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

“Seller Majority” means, as of any particular time, Sellers holding at least sixty-five percent (65%) of the issued Albireo Voting Preference Shares.

“Sensitive Albireo Company Data” means confidential and proprietary information of any Albireo Company and each customer, channel partner, and other Person in each Albireo Company’s possession or control, including Personal Data.

“Series B Preference Shares” means the series b voting preference shares of €0.01 each in the capital of Albireo.

“Series C Preference Shares” means the series c voting preference shares of €0.01 each in the capital of Albireo.

“Shareholders’ Agreement” means the shareholders’ agreement made on 17 December 2014 (as amended and restated on 1 October 2015 and 18 March 2016) between Albireo and certain of the Sellers (whether in their capacity as parties to that agreement on any date of restatement or otherwise joined as a party pursuant to a deed of adherence) as amended from time to time.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide written Acquisition Proposal (provided that, for purposes of this definition, references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) which the board of directors of Company determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to Company Stockholders from a financial point of view than the Acquisition, taking into account any changes to the terms of this Agreement offered by Albireo or Sellers in response to such Acquisition Proposal; provided, however, that, without limitation, any such offer will not be deemed to be a “Superior Offer” unless (A) no financing is required to consummate the transaction contemplated by such offer or (B) financing is required to consummate the transaction contemplated by such offer and either (1) such financing is committed or (2) the board of directors of Company determines in good faith that such financing is reasonably capable of being obtained by such third party.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

“Transaction Costs” means, as applied to: (a) Company Net Cash, the aggregate amount of costs and expenses of Company and the other Acquiring Companies, collectively, incurred (or, with respect to costs and expenses incurred after the Determination Date, expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any Acquiring Company, Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid; and (b) Albireo Net Cash, the aggregate amount of costs and expenses of Albireo and the other Albireo Companies, collectively, incurred (or, with respect to costs and expenses incurred after the Determination Date, expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any Albireo Company (but excluding $440,000 or, if less, the aggregate amount of all Transaction Costs comprising fees and expenses of accountants in respect of the preparation of pro forma financial statements suitable for inclusion in the Proxy Statement), Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid; provided, however, that, in the case of each of clauses (a) and (b), Transaction Costs will (A) only include 50% of the costs and expenses associated with the services provided by the Transfer Agent, in each case, only to the extent that such Transaction Costs have not been, and will not be, paid by an Acquiring Company prior to the Closing and (B) not include Excluded Charges.

“Vata” means the United Kingdom’s Value Added Tax Act 1994.

“Warrants” means the Albireo Loan Warrant and the Albireo Warrants.

“2014 Loan Note Holder” means a Seller that is a holder of a 2014 Loan Note.

“2014 Loan Note Instrument” means the convertible loan note instrument executed by Albireo on 17 December 2014 (as amended on 1 October 2015) setting out the conditions subject to which the 2014 Loan Notes were issued.

“2014 Loan Notes” means the 1,251,000 €1.00 unsecured convertible loan notes created pursuant to a resolution of the directors of Albireo passed on 17 December 2014.

“2015 Convertible Loan Agreement” means the 2015 convertible loan agreement dated 1 October 2015 entered into, amongst others, by Albireo and each 2015 Loan Note Holder.

“2015 Loan Note Holder” means a Seller that is a holder of a 2015 Loan Note.

“2015 Loan Note Instrument” means the convertible loan note instrument executed by Albireo on 1 October 2015 setting out the conditions subject to which the 2015 Loan Notes were and shall be issued.

“2015 Loan Notes” means the 5,000,000 US$1.00 unsecured convertible loan notes created pursuant to a resolution of the directors of Albireo passed on 1 October 2015.

“2016 Warrant Instrument” means the warrant instrument constituting warrants and associated entitlements to subscribe for shares in the capital of Albireo entered into by Albireo on 18 March 2016, as amended.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement

Acceptable Company Confidentiality Agreement	6.10(a)
Acquisition	1.1
Acquisition Consideration	1.5(a)
Action	5.1(o)
Agreement	Preamble
Albireo	Preamble
Albireo Appointees	1.3(a)
Albireo Contract	2.14(b)
Albireo Employee Plans	2.11(a)
Albireo Environmental Permits	2.13(c)
Albireo Financials	2.4(a)
Albireo Shares	Recitals
Allocation Certificate	6.16
Albireo Authorized Share Capital	2.2(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Appointees	1.3(a)
Company Balance Sheet	3.5(a)
Company Contract	3.16(b)
Company Employee Plans	3.12(a)
Company Environmental Permits	3.14(c)
Company Financials	3.5(c)
Company Lock-up Agreements	Recitals
Company Preferred Stock	3.2(a)
Company Voting Agreement	Recitals
Confidentiality Agreement	6.3
ERISA	2.11(a)
Exchange Act	2.3(c)
GAAP	2.4(a)
Hazardous Material	2.13(a)
Hazardous Material Activities	2.13(b)
Insurance Policies	2.7(a)
knowledge of Albireo	9.15(e)
knowledge of Company	9.15(e)

Defined Word	Section of Agreement
Net Number of Albireo Shares	6.15(b)
Original Agreement	Preamble
Original Agreement Date	Preamble
Parties	Preamble
Party	Preamble
Replacement Option	6.15(b)
Sellers	Preamble
Share Conversion	Recitals
Total Share Number	6.15(b)
Transfer Agent	1.9(a)

EXHIBIT B

[Form of Company Lock-up Agreement]

[            ], 2016

Biodel, Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Re:	Biodel, Inc.

Ladies and Gentlemen:

The undersigned of this lock-up agreement (the “Lock-Up Agreement”) understands that you, Biodel, Inc., a Delaware corporation (the “Company”) propose to enter into a share exchange agreement (the “Share Exchange Agreement”) with Albireo Limited, a company registered in England and Wales (“Albireo”) and the Persons listed on Schedule I to the Share Exchange Agreement (the “Sellers”), pursuant to which the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding shares in the capital of Albireo, or in the case of the Sellers who are Loan Note Holders, shares in the capital of Albireo into which their Loan Notes will be converted (the “Acquisition”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Share Exchange Agreement.

In connection with the Share Exchange Agreement and the transactions contemplated thereby, the undersigned hereby agrees that, without the prior written consent of Albireo, the undersigned will not, during the period commencing on the date hereof and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned and whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to (a) transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock (i) if the undersigned is a natural person, (A) to a Family Member or a trust formed for the benefit of the undersigned or the undersigned’s Family Member, (B) the undersigned’s estate, (C) by bona fide gift, will or intestacy, or (D) any partnership, corporation or limited liability company which is controlled by the undersigned or any such Family Member(s), (ii) if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) any distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization, or (iii) if the undersigned is a trust, to a grantor or beneficiary of the trust; (b) the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards and any related transfer of shares of Company Common Stock to Company (i) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); (c) transfers by the undersigned of securities acquired in the open market following the Closing; or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Common Stock; provided that such plan does not provide for the transfer of shares of Company Common Stock during the Lock-Up Period; and provided, further, that in the case of any transfer or distribution pursuant to clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement.

In furtherance of the foregoing, the Company and the Transfer Agent are hereby authorized to decline to make any transfer of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Share Exchange Agreement is terminated pursuant to its terms, the undersigned shall be automatically released from all restrictions and obligations under this Lock-Up Agreement.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

By:
Name: Title:

Schedule I

Sellers

Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)

TPG Biotechnology Partners II L.P.

TPG Biotech II Reinvest AIV L.P.

TVM Life Science Ventures VI GmbH & Co. KG

TVM Life Science Ventures VI L.P.

Healthcare Private Equity Limited Partnership

Astra Zeneca AB (publ)

Jan Mattsson

Linda Chiswell

Per-Göran Gillberg

Ingrid Pahlmann

Leif Rikner

Björn Erlandsson

Estate of Hans Graffner

Ron Cooper

Peter Zorn

Carsten Dehning

Kristina Torfgard

Erik Lindstrom

Terese Wallefors

Schedule II

Company Lock-up Agreements

Gary Gemignani

Paul Bavier

Julia Brown

Barry Ginsberg

Ira Lieberman

Daniel Lorber

Arlene Morris

Davey Scoon

Schedule III

Company Voting Agreements

Gary Gemignani

Paul Bavier

Julia Brown

Barry Ginsberg

Ira Lieberman

Daniel Lorber

Arlene Morris

Davey Scoon

Schedule IV

Company Appointees

Julia Brown, Class II

Davey Scoon, Class III

Schedule V

Investor Subscription

Shareholder	Series C Shares	Series C Investment

Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)	3,167,499	$3,262,523.97
TPG Biotech II Reinvest AIV L.P.	2,111,895	$2,175,251.85
TVM Life Science Ventures VI GmbH & Co. KG	1,322,955	$1,362,643.65
TVM Life Science Ventures VI L.P.	366,642	$377,641.26
Astra Zeneca AB (publ)	2,739,749	$2,821,941.47

Total	9,708,740	$10,000,002.20

Schedule VI

Company Officers and Board of Directors

Officers

Gary Gemignani

Paul Bavier

Directors

Ira Lieberman

Barry Ginsburg

Daniel Lorber

Arlene Morris